Exhibit 99.G

PRIVATE AND CONFIDENTIAL

EXECUTION FORM

To:    BCPE Chivalry Merger Sub Limited, an exempted company incorporated in the Cayman Islands with limited liability (you or the Company)

__28___June 2023

Dear Sirs,

Project Chivalry – Commitment Letter

We, Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch (上海浦东发展银行股份有限公司陆家嘴支行) and Industrial Bank Co., Ltd. Shanghai Branch (兴业银行股份有限公司上海分行) (each an Original Mandated Lead Arranger and together the Original Arrangers) and Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch (上海浦东发展银行股份有限公司陆家嘴支行) and Industrial Bank Co., Ltd. Shanghai Branch (兴业银行股份有限公司上海分行) (each an Original Underwriter and together, the Original Underwriters and together with the Original Arrangers, we or us) are pleased to set out in this letter the terms and conditions on which the Original Arrangers are willing to arrange the Term Facilities and the Original Underwriters are willing to underwrite and fund the Term Facilities in full.

You have advised us that the Sponsors are proposing to (directly or indirectly) acquire, by way of merger, the entire issued share capital of Chindata Group Holdings Limited (NASDAQ: CD) (the Target, together with its subsidiaries, the Target Group) pursuant to the agreement and plan of merger (the Merger Agreement) to be entered into among the Parent, the Company and the Target (the Merger), with consummation of the Merger (the Completion) taking place subject to the terms and conditions of the Merger Agreement.

This letter is to be read together with the term sheet attached as Schedule 1 hereto (the Term Sheet). This letter, the Term Sheet and the fee letter that sets out the fees payable in relation to the Term Facilities (the Fee Letter) are the Commitment Documents.

Unless otherwise defined in this letter or unless the context otherwise requires, terms defined in the other Commitment Documents shall have the same meaning when used in this letter.

1.	Commitment

1.1	You are seeking:

(a)	an underwritten commitment of US$1,350,000,000 or if selected by the Company, RMB Equivalent of US$1,350,000,000 for a senior term loan facility (the Term Facility A); and

(b)

an underwritten commitment of US$300,000,000 or if selected by the Company, RMB Equivalent of US$300,000,000 for a senior term loan facility (the Term Facility B, together with the Term Facility A, the Term Facilities and together with the Merger and the transactions contemplated thereof, the Transaction).

1.2	We confirm that:

(a)	the Original Arrangers hereby agree to arrange the Term Facilities; and

(b)

the Original Underwriters hereby agree to underwrite, provide and fund the Term Facilities in the amounts set out in paragraph 2 (Underwriting commitments) below, solely on the terms and conditions set out in the Commitment Documents.

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1.3	Each of the Original Arrangers and the Original Underwriters is an Original Credit Party and together they are the Original Credit Parties.

2.	Underwriting commitments

2.1	Each Original Underwriter agrees to underwrite each of the Term Facilities in the amounts set out opposite its name below (the Underwriting Proportion):

Name	Underwriting Proportion (US$ or RMB Equivalent) of Term Facility A		Underwriting Proportion (US$ or RMB Equivalent) of Term Facility B
Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch (上海浦东发展银行股份有限公司陆家嘴支行)		679,090,900		150,909,100
Industrial Bank Co., Ltd. Shanghai Branch (兴业银行股份有限公司上海分行)		670,909,100		149,090,900

Total	US$	1,350,000,000	US$	300,000,000

2.2

Notwithstanding any other provision in the Commitment Documents, the Original Credit Parties acknowledge and agree that at any time prior to the Signing Date (as such date may be extended from time to time with the prior written consent of the Original Credit Parties, acting reasonably and with such consent not to be unreasonably withheld or delayed):

(a)

you may mandate and appoint one or more other banks or financial institutions to join us as an arranger (an Additional Arranger, together with the Original Arranger, the Arrangers) and/or underwriter (an Additional Underwriter, together with the Original Underwriter, the Underwriters, and each Additional Arranger and each Additional Underwriter, an Additional Credit Party, and together with the Original Credit Parties, the Credit Parties) in respect of the Term Facilities on the same terms contained within the Commitment Documents (other than with respect to the amount of our and any Additional Credit Party’s commitments in respect of the Term Facilities, which may be different) and with the same economics (on a pro rata basis) as the Original Credit Parties and with no more favourable titles and such that the Underwriting Proportions of the Original Underwriter in respect of each relevant Term Facility are reduced by the aggregate applicable underwriting proportions assumed by the Additional Credit Party in respect of such Term Facility, provided that:

(i)	no Additional Arrangers or Additional Underwriters may be appointed if after such appointment there will be more than 4 Arrangers or (as applicable) 4 Underwriters in aggregate;

(ii)

the final aggregate underwriting proportions of all Additional Underwriters shall not exceed 30% of the total amount of each of the Term Facilities; and no Additional Credit Party shall receive economics greater than the Original Credit Party; and

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(b)

the Original Credit Parties will enter into any amendments to the then current form of the Commitment Documents or Facilities Agreement or any new Commitment Documents or Facilities Agreement and/or any other appropriate documentation to amend or replace the Commitment Documents, the Facilities Agreement, and any other Finance Documents (as defined in the Facilities Agreement) to reflect any changes required to reflect the accession of each Additional Credit Party and joining each Additional Credit Party as a party to the relevant Commitment Document, Facilities Agreement and/or other Finance Document.

2.3

The obligations of each Credit Party are several and a failure by a Credit Party to perform its obligations under any of the Commitment Documents shall not affect the obligations of any other Credit Party. No Credit Party is responsible for the obligations of another Credit Party.

3.	Conditions

3.1

The availability of the Term Facilities and the Original Credit Parties’ obligations to arrange, underwrite and fund the Underwriting Proportion of each of the Term Facilities in full is subject only to:

(a)	receipt by us of a copy of this letter and the Fee Letter countersigned by you; and

(b)

satisfaction of the Certain Funds Conditions and the Initial Conditions Precedent (Term Facility A) and (in respect of the Term Facility B only) the Initial Conditions Precedent (Term Facility B) set out in the Term Sheet.

There are no other conditions, implied or otherwise, to the commitments of the Original Credit Parties, their obligations hereunder and their funding of the Term Facilities other than as expressly referred to in the foregoing sentence.

3.2	Each Original Credit Party is pleased to confirm that:

(a)

its credit committee and all other internal bodies or committees have given full and final approval for arranging, underwriting and/or funding (as the case may be) the Term Facilities on the “certain funds” basis as described and on the terms set out in the Commitment Documents, and performing all of its duties, roles and obligations as contemplated by the Commitment Documents, other than client identification procedures in respect of the Parent and the Company required in connection with the Transaction in compliance with applicable laws, regulations and internal requirements (including, without limitation, all applicable money laundering rules);

(b)

it undertakes to complete all client identification procedures in respect of the Parent and the Company required in connection with the Transaction in compliance with applicable laws, regulations and internal requirements (including, without limitation, all applicable money laundering rules) promptly after and in any event within 10 Business Days after receipt of all documentation and other evidence required in connection with such client identification procedures; and

(c)

Subject to paragraphs (a) and (b) above, there are no outstanding approvals, due diligence items or other internal impediments to it arranging, underwriting and/or funding (as the case may be) the Term Facilities on the “certain funds” basis as described and on the terms set out in the Commitment Documents and performing all of its roles, duties and obligations as contemplated by the Commitment Documents.

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3.3

Each Original Credit Party undertakes to issue an interim confirmation letter on or before the date of the Merger Agreement in relation to the status of the documentary conditions precedents delivered pursuant to schedule 1 (Initial Conditions Precedent) to the Term Sheet.

3.4

Each Original Credit Party further undertakes to negotiate in good faith any amendments and/or supplements to the then current form of the Commitment Documents as reasonably requested by the Special Committee (as defined below) prior to the date of the Merger Agreement.

4.	Titles and Roles

Subject to paragraph 2.2 above, you:

(a)	engage and mandate the Original Arrangers as exclusive mandated lead arranger and bookrunner of the Term Facilities;

(b)	engage and mandate the Original Underwriters as exclusive underwriters of the Term Facilities; and

(c)

confirm and agree that: (x) no roles or titles will be conferred on any other person in respect of the Term Facilities without the written consent of the Original Arrangers (acting reasonably and with such consent not to be unreasonably withheld or delayed), other than, in respect of any facility agent in connection with the Term Facilities (the Agent), any security agent and trustee in connection with the Term Facilities (the Security Agent) or any hedging provider, and (y) no compensation (other than as provided in the Commitment Documents and other than in connection with any additional appointments referred to in this paragraph 4 (Titles and Roles) shall be paid to any Lender or Arranger.

5.	Finance Documents

5.1

The Term Facilities shall be documented in the Facilities Agreement (to be prepared by the counsel to the Sponsors) and related Finance Documents set out in “Part IV – Other Terms” of the Term Sheet, reflecting the terms and conditions set out in the Term Sheet and other terms as mutually agreed.

5.2

Each Original Credit Party agrees to negotiate in good faith to finalise and enter into the Facilities Agreement and all other Finance Documents that are required to be entered into as a condition precedent to initial utilisation under the Facilities Agreement on terms consistent with the Commitment Documents promptly after the date of this letter, and not later than the date falling 30 Business Days after the date on which the first draft of the Facilities Agreement is circulated for our review (as such date may be extended by the Company from time to time with the consent of the Credit Parties (such consent not to be unreasonably withheld or delayed)).

5.3

We agree that the provisions of the Facilities Agreement shall, save as otherwise provided for in the Commitment Documents, be based on a recent global sponsor precedent facilities agreement for US take-private transactions in the Asian leveraged finance market (the Relevant Precedent Facilities Agreement), amended to take into account the terms set out in the Term Sheet and having regard (acting reasonably and in good faith) to any deal specific issues relating to the Transaction, the operational and strategic requirements of the Sponsors and the Target Group in light of the proposed business plan, and the business of the Target Group, including, without limitation the business, conditions (financial or otherwise) or assets of the Target and the Target Group, provided that if, despite negotiation in good faith, we are not able to reach agreement on the inclusion of the commercial substance of any provision or provisions of the Relevant Precedent Facilities Agreement in the Facilities Agreement, the relevant language

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included in the Facilities Agreement shall be that from the current standard form Primary (Leveraged) LMA Senior Multicurrency Term and Revolving Facilities Agreement (the LMA Precedent Facilities Agreement) or if the LMA Precedent Facilities Agreement is silent on a particular point, the relevant language shall be that reasonably requested by the Credit Parties or if the Credit Parties do not specify any language within two Business Days of the date of a written request by you, such language reasonably requested by you, provided that the thresholds and basket levels applicable to the representations, undertakings and events of default in the Facilities Agreement will be agreed by the parties thereto (acting reasonably and in good faith) based on the relevant thresholds and basket in the Relevant Precedent Facilities Agreement, as amended to take into account of the industry, the EBITDA and gross assets of the Target Group, the total quantum of the Term Facilities and corresponding leverage levels and input from management of the Target.

5.4

If, despite negotiation in good faith and the use of all your commercially reasonable endeavours, the Finance Documents (other than the Facilities Agreement) have not been agreed, each Credit Party undertakes to sign:

(a)

the Intercreditor Agreement (to be prepared by counsel to the Sponsors) based on the most recent LMA Intercreditor Agreement (as published on the LMA website) having regard (acting reasonably and in good faith) to the provisions of the Commitment Documents, any deal-specific issues relating to the Transaction and the business of the Target Group and to any other minor drafting changes which are required; and

(b)

the Closing Date Security Documents (as defined in the Term Sheet) that are required to be entered into by the Company and/or the Parents as conditions precedent to initial utilisation under the Facilities Agreement based on and subject always to the Agreed Security Principles (as defined in the Term Sheet) having regard (acting reasonably and in good faith) to provisions of the Commitment Documents, any deal-specific issues relating to the Transaction and the business of the Target Group and to any other minor drafting changes which are required.

5.5	For the purposes of the Commitment Documents, the principles set out in paragraphs 5.3 and 5.4 shall be the Documentation Principles.

5.6

If it becomes unlawful in any applicable jurisdiction for any Credit Party to perform any of its obligations as contemplated by the Commitment Documents or to fund, issue or maintain its participation under the Term Facilities, that Credit Party shall (a) promptly notify the Company upon becoming aware of that event and (b) in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in its Underwriting Proportion in respect of the Term Facilities (if applicable) not being available including (but not limited to) transferring its rights and obligations under the Commitment Documents to one or more of its affiliates. A Credit Party is not obliged to take any steps under paragraph (b) above if, in its opinion (acting reasonably), to do so might be materially prejudicial to it.

5.7

The Credit Parties undertake to instruct the Agent or the Security Agent (as applicable) to promptly execute all documents and other evidence to which the Agent or the Security Agent (as applicable) is a party which are in agreed form as at the date hereof and have been delivered by the Company to satisfy a condition precedent to initial utilisation under the Facilities Agreement.

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5.8

The Credit Parties undertake to promptly instruct its legal counsel to deliver all legal opinions referred to in the Facilities Agreement as a condition precedent to initial utilisation under the Facilities Agreement and to use all reasonable endeavours and commit sufficient internal resources to instruct its legal counsel to work with the Sponsors’ legal counsel with a view to agreeing the Facilities Agreement and the forms of all documents and other evidence required to be delivered as a condition precedent to initial utilisation under the Facilities Agreement as soon as reasonably practicable after the date of this letter and, in any event, no later than the date falling 30 Business Days after the date on which the first draft of the Facilities Agreement is circulated for our review (as such date may be extended by the Company from time to time with the consent of the Credit Parties (such consent not to be unreasonably withheld or delayed)).

6.	Indemnity

6.1

Subject to paragraphs 6.2 and 6.3 below, whether or not the Merger (in whole or in part) is consummated or any Finance Document is signed or a utilisation is made thereunder, you agree to indemnify and hold harmless, within 10 Business Days of demand, each Credit Party and its affiliates and its and their respective directors, officers, employees and agents (each an Indemnified Person) against any loss, claim, damages or liability (each a Loss) incurred by or awarded against such Indemnified Person, in each case, arising out of or in connection with the entry into and performance by the Credit Parties of their obligations under the Commitment Documents (including in connection with the arranging or underwriting of the Term Facilities) or otherwise in respect of any part of the Transaction (but, in each case, excluding any loss of profit) or any actual or threatened claim, dispute, proceedings or litigation relating to any of the foregoing whether or not any Indemnified Person is a party to the same (including, but not limited to, the reasonable fees and expenses of legal counsel to such Indemnified Person incurred in investigating or defending any such loss, claim, damages or liability).

6.2

As to any Indemnified Person, you will not be liable under paragraph 6.1 of this paragraph 6 (Indemnity) above for any Loss (including, without limitation, legal fees) incurred by or awarded against such Indemnified Person arising from (i) the gross negligence, wilful misconduct or fraud of such Indemnified Person (as determined by a court of competent jurisdiction) or (ii) any breach by such Indemnified Person of any terms of the Commitment Documents (as determined by a court of competent jurisdiction). You shall not be responsible or liable to any person for indirect or consequential losses or damages.

6.3

You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your affiliates for or in connection with the transactions contemplated by this letter, except following your acceptance of this letter, to the extent arising from the gross negligence, wilful misconduct or fraud of any Indemnified Person or a breach by any Indemnified Person of any material terms of the Commitment Documents (including any failure to perform their obligations under any Commitment Document) (as determined by a court of competent jurisdiction). No Indemnified Person shall be responsible or liable to you or any of your affiliates for indirect or consequential losses or damages.

6.4

Each Indemnified Person shall promptly notify you upon becoming aware of any circumstances which may give rise to a claim for indemnification and shall consult with you with respect to the conduct of any claim, dispute, proceedings or litigation, in each case to the extent permissible by law and without prejudicing their legal privilege.

6.5	An Indemnified Person may rely on and enforce this paragraph 6 (Indemnity).

6.6

Your obligations under this paragraph 6 (Indemnity) shall be superseded by the terms of the indemnities to be contained in the Facilities Agreement once the Facilities Agreement has been signed (other than in respect of any prior existing claims made under this paragraph 6 (Indemnity), which shall continue).

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6.7	The Company agrees that:

(a)

it is not relying on any communication (written or oral) from any or all of the Credit Parties (in such capacity) as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction; and

(b)

it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

7.	Confidentiality and Conflicts

7.1

Neither the Credit Parties nor you may, without the prior written consent of the other parties to this letter, disclose the Commitment Documents or any of their terms in whole or in part to any person, other than:

(a)	to:

(i)	the Credit Parties, the Investors and you;

(ii)	(by the Company only) any of your direct or indirect shareholders and to any actual or potential direct or indirect investor in the Company;

(iii)

(by the Company only) the Target’s board and special committee of the Target (the Special Committee) in respect of the Merger, their advisors, and any Target employee authorised by the Target’s board or the Special Committee;

(iv)	(by the Company only) any potential Additional Arranger and any potential Additional Underwriter; and

(v)

(other than, in the case of any Credit Party, any Conflicting Arranger Group Member (as defined below)) any affiliate (including a head office, branch and representative office), representative, officer, employee, insurer, insurance brokers, service providers, professional adviser and/or auditor of any of the foregoing, in each case on a confidential basis in connection with the Merger and the Term Facilities;

(b)

as required by law or regulation government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal (including disclosure requirements under applicable stock exchange, listing or takeover regulations) or if required in connection with any legal, administrative or arbitration proceedings or other investigations, proceedings or disputes arising out of or in connection with the Commitment Documents or the Term Facilities; and

(c)

(by the Company only) in the case of this letter and the Term Sheet only, to the Target, any Sponsor and any shareholder who is considering a sale of shares in the Target to the Sponsors, and any affiliates and advisers of the foregoing in connection with the Merger provided that the Credit Parties shall not have any responsibility or liability under the Commitment Documents to any person other than you or any person that you may assign or transfer your rights and obligations under the Commitment Documents to in accordance with paragraph 10.5.

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7.2

No Credit Party or its affiliate (each an Arranger Group) shall use confidential information obtained from you, the Target Group, the Sponsors or any of your affiliates or advisers in relation to the Commitment Documents, the Transaction or the Term Facilities in connection with the performance of services for any other persons and will not furnish such information to other persons or any member of the Arranger Group (if any) which, to the knowledge of such Credit Party after having made reasonable and due enquiry before any disclosure of such information, has conflicting interest with you or any Investor in respect of the Transaction (each a Conflicting Arranger Group Member) except as permitted under this paragraph 6 (Confidentiality and Conflicts). No member of an Arranger Group has any obligation to use, or furnish to you or any of your affiliates or any other person, any information obtained from other persons or any details of such other person in connection with the Merger or its financing and the services being provided to them.

7.3

All publicity in connection with the Term Facilities shall be managed by the Arrangers in consultation with you and with your prior written consent (which is not to be unreasonably withheld or delayed).

7.4

The confidentiality obligations under this paragraph 6 (Confidentiality and Conflicts) shall survive the termination of this letter and remain in full force and effect until the date that is two years after the date of this letter but shall otherwise be superseded by the equivalent confidentiality obligations included in the Facilities Agreement.

8.	Period of offer

If the Company does not accept the offer made by the Original Credit Parties in this letter by signing and faxing or scanning and emailing countersigned copies of this letter, marked for the attention of Ms. DING Ling at No.710 Dongfang Road, Pudong New Area, Shanghai, PRC (Emails: dingl13@spdb.com.cn) and Xiaomeng Du at 29/F , No 168 Jiangning Road, Jing An District, Shanghai, PRC (Email: lola.du@cib.com.cn) before 11.59 pm Hong Kong time on the date of this letter (the Acceptance Date), such offer shall terminate on that date unless the Acceptance Date is extended by us in writing.

9.	Termination

9.1

Following acceptance in writing by the Company in the manner set out in paragraph 7 above to the offer in this letter and subject to paragraph 9.2 below, either the Original Credit Parties (in the case of paragraphs (a) to (d) and paragraph (f) below only) or the Company (in the case of paragraphs (a) to (c) and paragraphs (e) to (f) below only) may terminate its respective obligations under the Commitment Documents and such obligations shall terminate immediately upon written notice to the Company from the Original Credit Parties (in the case of paragraphs (a) to (d) and paragraph (f) below only) or upon written notice to the Original Credit Parties from the Company (in the case of paragraphs (a) to (c) and paragraphs (e) to (f) below only) if:

(a)

the Facilities Agreement is not entered into by 11.59 pm Hong Kong time on the date falling 50 Business Days after the date it is first circulated for our review (as such time and date may be extended from time to time with the consent of the Original Credit Parties (such consent not to be unreasonably withheld or delayed));

(b)

the Company (or the Sponsors on its behalf) notifies the Original Credit Parties (which it shall do so as soon as reasonably practicable) that (i) it has conclusively and definitively withdrawn and terminated its (and any of its affiliates’) offer to acquire the entire issued share capital of the Target by way of the Merger, (ii) the Special Committee have notified the Sponsors that the Company’s (and any of its affiliates’) offer for the Target Group is conclusively and definitively rejected, (iii) the Special Committee conclusively and definitively terminates such merger process or (iv) the Merger Agreement is terminated in accordance with the terms thereof;

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(c)	Completion has not occurred before or on the End Date (as defined in the Merger Agreement) (as such time and date may be extended from time to time in accordance with the terms therein);

(d)	the Company fails to comply with any terms of this letter in any material respect and has not remedied such failure to comply within 30 Business Days of a written notice from the Original Arranger;

(e)

subject to paragraph 9.2 below, any of the Original Credit Parties fails to comply with any term of this letter in any material respect or the Company has requested (acting reasonably and in good faith) amendments and/or supplements to the Commitment Documents, the Finance Documents or any other documents delivered thereunder or in relation thereto (including the Merger Agreement) that are necessary to implement or complete the Merger or have arisen as part of the negotiations with the Target, its board and the Special Committee in connection with the Merger following the date of this letter or as contemplated pursuant to the Merger Agreement and which are not (taken as a whole) materially adverse to the interests of that Original Credit Party or which do not conflict with the requirements of that Original Credit Party set out in its credit committee’s approval letter and the relevant Original Credit Party has not consented to such amendment; or

(f)

a period of 12 months (as such time and date may be extended from time to time with the consent of the Original Credit Parties (such consent not to be unreasonably withheld or delayed)) has elapsed since the date of this letter.

9.2

Notwithstanding paragraph 9.1 above, if the Company exercises its termination rights pursuant to paragraph 9.1(e) in respect of any Original Credit Party (the Defaulting Credit Party), the Company’s rights against the Original Credit Party (other than any Defaulting Credit Party) under the Commitment Documents shall remain in force and the Company shall be permitted to appoint, within 20 Business Days of such termination, an additional bank or other person as additional arranger, bookrunner and/or underwriter to act with us in relation to all or any of the Term Facilities and in respect of the respective commitments of the Defaulting Credit Party (on the same terms contained within the Commitment Documents and on the same economics as the Defaulting Credit Party).

9.3

This paragraph 9.3 and paragraphs 6 (Indemnity), 7 (Confidentiality and Conflicts), 12 (Third Party Rights) and 13 (Governing law and jurisdiction)) of this letter and any obligations under the Fee Letter shall survive any termination or cancellation (for whatever reason) of this letter, provided that this letter will be superseded by the Facilities Agreement once the Facilities Agreement is entered into between the Credit Parties and you.

10.	Miscellaneous

10.1	The Commitment Documents supersede any prior understanding or agreement relating to the Term Facilities and comprise the entire agreement between us.

10.2	The Commitment Documents may not be amended except in writing signed by each of the parties to the relevant Commitment Document.

10.3

No failure to exercise, nor delay in exercising any right or remedy under the Commitment Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any right or remedy. The rights and remedies provided in each Commitment Document are cumulative and not exclusive of any rights or remedies provided by law.

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10.4

Without prejudice to any other rights or remedies that the Company may have, we acknowledge and agree that damages alone would not be an adequate remedy for any breach by the Credit Parties of the terms of the Commitment Documents and that the Company shall be entitled to seek specific performance by the Credit Parties in respect of the Commitment Documents or other equitable relief for any threatened or actual breach of the Commitment Documents.

10.5

No party may assign or transfer rights or obligations under the Commitment Documents without the consent of the other parties and any attempted assignment or transfer without such consent is void and unenforceable except that any transfer or assignment of rights in respect of any arrangement fee under the Fee Letter may be made in accordance with that Fee Letter.

10.6	Any Commitment Document may be signed in any number of counterparts. This has the same effect as if the signatures were on a single copy of that Commitment Document.

10.7

Each Credit Party may delegate, by prior written notice to you, any or all of its rights and obligations under the Commitment Documents to any of its subsidiaries or affiliates (each a Delegate) and may designate any Delegate as responsible for the performance of any of its appointed functions under the Commitment Documents provided that each Credit Party shall remain liable to you and any other Credit Party for the performance of such rights and obligations by its Delegate and for any loss or liability suffered by you or any other Credit Party as a result of such Delegate’s failure to perform such obligations. Each Delegate may rely on this letter.

10.8

If a term of any Commitment Document becomes illegal, invalid or unenforceable in any jurisdiction that will not affect the legality, validity or enforceability of (i) any other term of the Commitment Documents or (ii) that term in any other jurisdictions.

10.9	No Credit Party is acting as a fiduciary for, or providing any legal, tax accounting, actuarial or regulatory advice to, you or any of your affiliates in connection with the Transaction.

10.10

You have made your own independent decision to enter into, and are not relying on any communication from any Credit Party, in its capacity as a Credit Party, as advice or recommendation to enter into, the transactions contemplated in the Commitment Documents. The Credit Parties make no representation or warranty as to the profitability or expected results of the transactions contemplated in the Commitment Documents.

11.	No Announcements

No party shall make (and shall cause each of its affiliates not to make) any public announcement regarding any or all of the Transaction or the Term Facilities without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange). On and after the date on which the Merger is publicly announced or disclosed, each Credit Party shall consult with the Company and provide the Company a reasonable opportunity to review and comment on (and reasonably consider such proposed comments) prior to disclosing, at its own expense, its participation in the Term Facilities, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

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12.	Third Party Rights

12.1

Except as expressly stated in paragraph 6 (Indemnity) above or any other provision of any Commitment Documents, the terms of any Commitment Document may be enforced or relied on only by a party to it or such party’s successors or permitted assigns and the terms of the Contracts (Rights of Third Parties) Ordinance (Cap. 623) are excluded.

12.2

Notwithstanding the rights of Indemnified Persons under paragraph 6 (Indemnity) above, any of the Commitment Documents may at any time be amended, waived, rescinded or terminated by the parties thereto without the consent of any person who is not a party thereto.

13.	Governing law and jurisdiction

13.1	The Commitment Documents are governed by Hong Kong law.

13.2

Each party submits, for the benefit of the other parties, to the exclusive jurisdiction of the Hong Kong courts for the resolution of any dispute or proceedings arising out of or in connection with any of the Commitment Documents.

To accept this offer please sign and return to the Original Arranger a copy of this letter and the Fee Letter that sets out certain fees and expenses payable in relation to the Term Facilities.

If this offer is not so accepted, you are directed to return the Commitment Documents (and any copies) to the Original Credit Parties immediately.

If you agree to the above, please acknowledge your agreement and acceptance of this letter by signing and returning the enclosed copy of this letter together with the Fee Letter countersigned by you.

Yours faithfully,

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/s/ 周瑾
For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. LUJIAZUI SUB-BRANCH (上海浦东发展银行股份有限公司陆家嘴支行) incorporated in the PRC with limited liability as Original Arranger

By: 周瑾

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/s/ 周瑾
For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK CO., LTD. LUJIAZUI SUB-BRANCH (上海浦东发展银行股份有限公司陆家嘴支行) incorporated in the PRC with limited liability as Original Underwriter

By: 周瑾

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/s/ 夏维淳
For and on behalf of

INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行) incorporated in the PRC with limited liability as Original Arranger

By: 夏维淳

Signature Pages	Project Chivalry - Commitment Letter

/s/ 夏维淳
For and on behalf of

INDUSTRIAL BANK CO., LTD. SHANGHAI BRANCH (兴业银行股份有限公司上海分行) incorporated in the PRC with limited liability as Original Underwriter

By: 夏维淳

Signature Pages	Project Chivalry - Commitment Letter

Accepted and Agreed.

/s/ Zhongjue Drew Chen

For and on behalf of

BCPE CHIVALRY MERGER SUB LIMITED

Date: __28 June_______ 2023

Signature Pages	Project Chivalry - Commitment Letter

Schedule 1	PRIVATE & CONFIDENTIAL EXECUTION VERSION

PROJECT CHIVALRY – TERM SHEET

PART I - GENERAL

Sponsors:	Funds, partnerships and/or other entities, directly or indirectly, owned, managed, controlled, under the direct or indirect common control or advised by Bain Capital Private Equity, L.P., Bain Capital Credit, L.P. or any of their respective affiliates, the Rollover Shareholders together with any additional parties who becomes a party to the Merger Agreement or a Rollover Agreement or any co-investor selected by the Sponsors and approved by the Majority Lenders in each case on or before the Closing Date and/or any of their respective affiliates.

Investors:	The Sponsors, any Sponsor Affiliate, management, employees and any other person holding an interest in the Group pursuant to a management incentive plan, incentive scheme or similar arrangement, any co-investor agreed with the Arrangers and any other person approved by the Majority Lenders, in each case, including their respective successors, assigns and transferees.

Arrangers:	As appointed by the Company in accordance with the terms of the Commitment Letter.

Underwriters:	As appointed by the Company in accordance with the terms of the Commitment Letter.

Percentage Underwrite:

(a)   Term Facility A: 100% (subject to scale-back if Additional Underwriters are appointed in accordance with the terms of the Commitment Letter).

(b)   Term Facility B: 100% (subject to scale-back if Additional Underwriters are appointed in accordance with the terms of the Commitment Letter).

Lenders:	The Underwriters and any other person who becomes a Lender in accordance with “Assignments and Transfers” below.

Agent:	Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch

Security Agent:	Shanghai Pudong Development Bank Co., Ltd. Lujiazui Sub-branch

Account Bank:	One or more of the Arrangers to be selected by the Company or any of their respective affiliates.

Finance Parties:	The Arrangers, the Lenders, the Agent, the Security Agent and any hedging counterparty (for specified purposes to be agreed).

Parent:	BCPE Chivalry Bidco Limited, an exempted company incorporated in the Cayman Islands with limited liability, which is the sole shareholder of the Company on closing of the Merger.

Company:	BCPE Chivalry Merger Sub Limited, an exempted company incorporated in the Cayman Islands with limited liability, which is directly wholly-owned by the Parent and which will be merged into the Target on closing of the Merger and thereafter any reference to the Company means the Target as the surviving entity of the Merger.

Project Chivalry - Term Sheet

Obligors:	The Company and each Group Member granting Transaction Security and/or guarantees in respect of the Term Facilities from time to time.

Obligors’ Agent:	The Company.

Group:	The Company and its subsidiaries including any Controlled Entity (each, a Group Member).

Target:	Chindata Group Holdings Limited (NASDAQ: CD).

Target Group:	The Target and its subsidiaries including any Controlled Entity.

Material Subsidiary:

(a)   Each directly or indirectly wholly-owned Group Member and (whether or not directly or indirectly owned by the Company) any Controlled Entity whose earnings before interest, tax, depreciation and amortisation (in each case calculated on the same basis as EBITDA on a consolidated basis if it has subsidiaries or if it has entered into contractual arrangements with any Controlled Entity to enable it to exercise effective control over and consolidate the financial condition and results of operation of such Controlled Entity but excluding intra-group items and investments in subsidiaries) or net assets (calculated on a consolidated basis if it has subsidiaries or if it has entered into contractual arrangements with any Controlled Entity to enable it to exercise effective control over and consolidate the financial condition and results of operation of such Controlled Entity but excluding intra-group items and investments in subsidiaries) represents not less than 5% of the consolidated EBITDA or net assets (as applicable) of the Group, which shall in each case be tested by reference to the Group’s most recent audited Annual Financial Statements.

(b)   Each directly or indirectly wholly-owned Group Member (each a Holdco Group Member) which directly or indirectly holds shares or equity interests in a non-wholly-owned Group Member (each an Opco Group Member) which, taking into account the EBITDA and net assets of such Opco Group Member attributable to that Holdco Group Member on a look-through basis based on the shareholding percentage of that Holdco Group Member in the Opco Group Member, meets the criteria of 5% consolidated EBITDA or net assets (as applicable) of the Group set out in paragraph (a) above.

Controlled Entity:	Any entity incorporated in the PRC and in respect of which contractual arrangements have been entered into to enable the Company or any other Group Member to exercise effective control over and consolidate the financial condition and results of operation of such entity.

Merger:	The merger of the Company with the Target in accordance with the terms of the Merger Agreement and Part XVI of the Cayman Companies Act (as revised) with the Target as the surviving entity of the Merger (and on the date on which the Merger occurs, the Closing Date).

Merger Documents:

(a)   The agreement and plan of merger dated after the date of the Commitment Letter amongst the Parent, the Company and the Target, as amended, amended and/or restated or supplemented from time to time (the Merger Agreement); and

2	Project Chivalry - Term Sheet

(b) any other documents designated as such by the Company and the Arrangers (including any disclosure letter (if applicable)).

Rollover Agreement(s):	One or more support and rollover agreement(s) or similar agreement(s) entered into by the Company, the Parent and certain existing shareholders of the Target (each a Rollover Shareholder) pursuant to the terms and conditions of which, such Rollover Shareholders will provide voting and/or rollover undertakings in respect of the Merger.

Existing Target Offshore Bank Facility:	The term loan facility for BCPE Bridge Stack Holdco Limited as borrower (the Existing Borrower) pursuant to the facility agreement dated 8 June 2022 between, among others, Credit Suisse AG, Singapore Branch as agent and security agent (the Existing Agent), as amended, amended and/or restated or supplemented from time to time.

Existing Target Offshore Bonds:	The 10.50% senior notes due 23 February 2026 issued by the Target governed by the indenture dated as of 23 February 2023 between, among others, the Target and The Bank of New York Mellon, London Branch as trustee, as amended, amended and/or restated or supplemented from time to time (the Indenture).

3	Project Chivalry - Term Sheet

PART II - TERM FACILITY A

Facility Amount:	US$1,350,000,000 or if selected by the Company, RMB Equivalent of US$1,350,000,000 senior term loan facility (the Term Facility A and the loans thereunder, the Term Facility A Loans).

Utilisation:	Multiple drawdowns of Term Facility A Loans permitted. The date of initial utilisation of the Term Facility A shall be the Initial Utilisation Date.

Signing Date:	The signing date of the Facilities Agreement.

Currency:	RMB or US$ as selected by the Company on or before the date falling 10 Business Days prior to the Initial Utilisation Date.

Ranking:	Senior secured term facility.

Purposes:	To finance or refinance (directly or indirectly): (i) the purchase price payable for the Merger pursuant to the Merger Documents (including for the avoidance of doubt, the payment of the Portfolio Company Liability); (ii) payment (or reimbursement) of Transaction Costs; (iii) existing external indebtedness of the Target Group (including without limitation the Existing Target Offshore Bank Facility) and/or (iv) any other purpose as contemplated by any structure memorandum in connection with the Merger (the Structure Memorandum) and agreed between the Company and the Arrangers before the Signing Date.

Borrower:	The Company.

Availability Period:

In respect of the initial utilisation of the Term Facility A, from the Signing Date to and including the earliest of:

(i) the Initial Utilisation Date;

(ii)  the date falling 12 months from the date of the Commitment Letter subject to extension of a further 12 months from the date of the newly issued Commitment Letter as provided in this sub-paragraph (ii), provided that (subject to each Underwriter obtaining the requisite credit approvals) each Underwriter undertakes to issue a new Commitment Letter on the same terms at the request of the Company on a date falling no earlier than 6 months from the date of the original Commitment Letter if the Company, in its reasonable opinion, determines that the long stop date under the Merger Agreement has been or will be extended by the parties thereto; and

(iii)  the first date on which the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms.

In respect of any subsequent utilisation of the Term Facility A, from the Initial Utilisation Date to the date falling 12 months from the Initial Utilisation Date.

Interest rate:	As per the Fee Letter.

Interest Periods:	Three months, or to the extent agreed by each Lender of that Term Facility, another period as selected by the Company.

Default interest:	[REDACTED]

4	Project Chivalry - Term Sheet

Interest reserve:

The amount from time to time standing to the credit of an account to be opened in the name of the Company with the Agent in which interest reserve is to be maintained (the Interest Reserve Account). Unless a separate loan disbursement account is opened, the Interest Reserve Account shall be designated as the loan disbursement account into which the proceeds of the Term Facility Loans shall be disbursed.

The Company shall maintain a minimum reserve of interest payment amount projected to accrue for a duration of three months in respect of that Term Facility Loan (the Interest Reserve Amount).

The amount standing to the credit of the Interest Reserve Account may be applied towards interest payment and (in respect of any amount deposited into the Interest Reserve Account for repayment instalment pursuant to the following paragraph) repayment of any Term Facility Loans, provided that any withdrawal from the Interest Reserve Account for interest payment and/or repayment of Term Facility Loans would not cause the amount standing to the credit of the Interest Reserve Account to be less than the Interest Reserve Amount (calculated on a pro forma basis). Any excess over the Interest Reserve Amount may be released to the Company upon request of the Company, provided that no Event of Default is continuing or would result from such release.

The Company shall not be required to reserve any amounts with respect to principal repayment. Notwithstanding the foregoing, on or prior to the day falling on 3 days prior to each Repayment Date, an amount (not constituting any part of the applicable Interest Reserve Amount) not less than the amount of the corresponding repayment instalment for that Repayment Date shall be deposited into the Interest Reserve Account.

Maturity Date:	7 years from the Initial Utilisation Date.

Repayment:	The Term Facility A will amortise in instalments on each date set forth below. [REDACTED]

Upfront and/or Arrangement Fee:	As per the Fee Letter.

Prepayment Fee:	None.

Commitment Fee:	None.

Agent/Security Agent fee:	None.

No deal, no fee:	Unless otherwise expressly provided in the section “Costs and expenses” below, no fees, costs, expenses or other amounts are due or payable unless the Initial Utilisation Date occurs.

Costs and expenses:	(a) Reasonable and documented out of pocket costs and expenses (including reasonable and documented legal fees) incurred by the Arrangers, the Agent and the Security Agent in connection with negotiation, preparation, execution and perfection of the Finance Documents and related documents and (b) reasonable and documented third-party costs (including reasonable and documented legal fees) of the Agent and Security Agent incurred in connection with any amendment or waiver of a Finance Document requested by the Group will in each case be reimbursed by the Company within 15 Business Days of demand, subject to any agreed caps and other than the above legal fees, subject to the “No deal, no fee” section above.

5	Project Chivalry - Term Sheet

Voluntary prepayments and cancellations:	Permitted at any time without premium, penalty or break cost on three Business Days’ notice, subject to any minimum prepayment amount to be agreed. Conditional prepayment notices are permitted subject to the Company indemnifying the relevant Lenders against cost and liability incurred as a result of revocation. Voluntary prepayments may be applied against such repayment instalments as the Company determines in its sole discretion.

Mandatory prepayments:

(a)   Change of Control: If required by a Lender in respect of its commitments within 30 Business Days following notification by the Company that a Change of Control or a disposal of all of the business or assets of the Group in its entirety has occurred, that Lender must be prepaid at par and/or cancelled in full on the date that is not less than 30 Business Days from that Lender’s request.

Change of Control means:

(i) prior to the occurrence of an IPO, (A) the Sponsors cease to hold directly or indirectly in aggregate more than 50% of voting power in the Company; or (B) the Sponsors cease to, directly or indirectly, have the power to appoint or remove directors or other equivalent officers of the Company which control the majority of votes which may be cast at a meeting of the board of directors of the Company or any of its direct or indirect holding company (in each case, without taking into account the votes of the independent directors of the Company or any of its direct or indirect holding company); or

(ii)  on or after the occurrence of an IPO, the Sponsors cease to own beneficially or have the direct or indirect right to vote more than 30% of the issued shares in the Company, or any other person or group of persons acting in concert (other than any Sponsor) acquires a direct or indirect right to vote a larger percentage of the voting share capital of the Company than is held in aggregate by the Sponsors.

(b)   Disposal of assets: For any disposal of Core Assets by a Group Member to any person which is not a Group Member, an amount equal to the higher of: (A) four times of the EBITDA attributed to the Material Subsidiary, Group Member or the Material IDC Project which forms part of the Core Asset being disposed of (as reasonably determined by the Company with reference to the most recent Annual Financial Statements delivered prior to such disposal) (provided that if such Group Member is disposing a part of (and not all of) the Core Assets (Shares) or Material IDC Project held by it, the amount calculated pursuant to this limb (A) shall be reduced on pro rata basis (with reference to the percentage of the Core Assets (Shares) or Material IDC Project (as applicable) which is subject to such disposal) and provided further that the amount calculated pursuant to this limb (A) shall not exceed 100% of the net cash proceeds of such disposal received by that Group Member); and (B) the higher of 40% and the Relevant Percentage of the net cash proceeds of such disposal received by that Group Member, shall be applied in prepayment in accordance with the Facilities Agreement. Agreed exceptions to include, among others, de minimis amount to be agreed. The percentage set out in (B) shall be reviewed annually and updated to the extent agreed between the Company and the Majority Lenders.

Net cash proceeds shall equal to the consideration of the disposal of any Core Assets received by the Group Members(s) net of, among other customary deductions, transaction fees and expenses, taxes, in each case, in respect of or as a result of such disposal.

6	Project Chivalry - Term Sheet

Core Assets means the Core Assets (Shares) and the Material IDC Projects.

Core Assets (Shares) means any share or equity interests of (a) Material Subsidiaries held by Group Members or (b) any Group Member which directly or indirectly owns any part of a Material IDC Project.

IDC Project means any internet data centre owned by any Group Member.

IDC Project Debt means any Financial Indebtedness incurred by a Group Member from any third-party lender for the purposes of funding working capital, general corporate purposes, the construction or development costs and other capital and operating expenditure of any existing or new IDC Project.

Material IDC Project means an IDC Project which has deployed any client server(s) on its server racks and cabinets.

Relevant Percentage means A / (B + C + D) expressed as a percentage where:

A = US$1,650,000,000, provided that such amount shall be adjusted at the time of the first disposal of any Core Asset by a Group Member to the amount which is the aggregate of the outstanding principal amounts of the Term Facility Loans and the Existing Target Offshore Bonds as at the completion date of the first disposal of any Core Assets after the Closing Date;

B = the total purchase price payable for the Merger as determined in accordance with the terms of the Merger Agreement (including for the avoidance of doubt, the value of the shares of the Target owned by the Rollover Shareholders);

C = US$800,000,000; and

D = without double counting if already taken into account in item B above, the cumulative amount of any additional capital injection (by way of equity and/or shareholder loans) made by the Sponsors to the Company directly or indirectly after the date of the Merger Agreement and prior to the completion date of the first disposal of any Core Assets after the Closing Date.

(c)   Others: Prepayment in the event of illegality to be included as per Documentation Principles (as defined below). No other mandatory prepayment event.

Prepayments generally:

All prepayments referred to in paragraph (b) of the “Mandatory Prepayments” section shall be reduced by the amount of taxes and costs incurred in effecting such prepayment and shall be deemed to include any applicable accrued interest and any associated hedge termination costs and such amounts of principal required to be prepaid shall be reduced accordingly to fund any applicable accrued interest which shall also fall due for payment (and any hedge termination costs relating to any termination of hedging arrangements in whole or in part) as a result of such prepayment of principal.

Cash in the PRC and India will be deemed to be trapped for these purposes until actually received by a Group Member offshore. Trapped amounts which would otherwise have been required to be applied towards paragraph (b) of the “Mandatory Prepayments” section shall be, as soon as practicable (and in any case prior to the end of the current Interest Period), paid into a local prepayment account in the local jurisdiction (which is subject to Transaction Security or account control arrangement in favour of the Lenders) until such time as such amounts cease to be trapped and are required to be applied towards prepayment, and such amounts shall not be permitted

7	Project Chivalry - Term Sheet

to be withdrawn for purposes other than application towards paragraph (b) of the “Mandatory Prepayments” section or otherwise agreed between the Company and the Super Majority Lenders, except that if the Company has applied any amount towards mandatory prepayment in accordance with paragraph (b) of the “Mandatory Prepayments” section in respect of a disposal of Core Assets using proceeds available to it which do not represent a trapped amount, an equivalent amount can be released from the local prepayment account and such released amount shall be available for general corporate purposes or any other purpose not prohibited by the Facilities Agreement, and as soon as reasonably practicable upon receipt by the Lenders of such mandatory prepayment amount, the Lenders shall instruct the Agent and/or the relevant account banks to release the relevant amount from the local prepayment account.

Application:

The Company may apply the mandatory prepayments under paragraph (b) of the “Mandatory Prepayments” section towards the reduction of any semi-annual repayment instalments of any Term Facility Loan which are due after that relevant disposal as it may choose in its sole discretion. If the Company does not specify the order of prepayment, the prepayment will deemed to be applied towards the Term Facility Loans on a pro rata basis in the direct order of the maturity of the repayment instalments.

Unless otherwise specified, prepayments under paragraph (b) of the “Mandatory Prepayments” section shall be made at the end of the current Interest Period (being, if applicable, the Interest Period in which such proceeds are received).

Permitted Additional Debt and IDC Project Debt:

The Facilities Agreement will permit any IDC Project Debt and any secured or unsecured debt by any Group Member (the Permitted Additional Debt and any facility thereunder, a Permitted Additional Debt Facility), in each case subject to the following conditions (unless otherwise agreed by the Majority Lenders under the Term Facilities):

(a)   the purposes of such Permitted Additional Debt shall be limited to Permitted Acquisitions, permitted joint venture, capital expenditure, working capital; general corporate purposes and/or any other purposes not prohibited by the Facilities Agreement (other than Permitted Distribution);

(b)   subject to the section “Qualifications” below, such IDC Project Debt and Permitted Additional Debt shall not be secured by any assets which are subject to (or required to be subject to) Transaction Security;

(c)   the Net Leverage Ratio would be equal to or lower than the applicable Net Leverage Ratio required to be complied with as at the most recent Test Date (or at any time prior to the First Test Date, the maximum leverage permitted as at the First Test Date) (in each case, calculated on a pro forma basis after giving effect to the incurrence of such IDC Project Debt or Permitted Additional Debt, application of proceeds of such IDC Project Debt or Permitted Additional Debt including any Pro Forma Adjustment in respect of any acquisition and any other pro forma adjustments in respect of any repayment of indebtedness); and

(d)   no Major Event of Default is continuing or would result from the incurrence of the Permitted Additional Debt. Major Event of Default means any Event of Default in respect of non-payment, insolvency, insolvency proceedings or creditors’ process.

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Permitted Refinancing:	The Finance Documents will permit any onshore or offshore refinancing, exchange or other replacement of the Term Facilities in full and all or any part of any IDC Project Debt or Permitted Additional Debt (and of any refinancing or replacement financing thereof from time to time) (and all fees, costs, expenses, prepayment premium and similar incurred in connection with such refinancing, exchange or replacement) in accordance with the indebtedness and liens covenants with one or more secured or unsecured bonds, notes, loans or other debt instruments (the Refinancing Indebtedness).

Permitted IPO:

The Finance Documents will expressly permit any IPO of the Company, any other Group Member or an IPO Holding Company at any time, and no consent from the Majority Lenders will be required in connection with the IPO provided that:

(a)   the IPO will not result in a Change of Control;

(b)   no Event of Default is continuing or would result from the IPO; and

(c)   (in the case of an IPO of a Material Subsidiary) after giving effect to the IPO, such IPO Entity remains a subsidiary of the Company.

IPO means the listing or admission to trading on any stock or securities exchange or market of any share or securities of the Company, or any other Group Member or any holding company of the Company that has been established for the purposes of holding the Investors’ investment in the Company (but excluding any Investor or Investor Affiliate or any holding company thereof, other than any direct or indirect holding company of the Company whose primary assets comprise a direct or indirect shareholding in the Company) (IPO Holding Company), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of the Company, any other Group Member or any IPO Holding Company, in any jurisdiction or country (the entity whose shares or securities are so listed, admitted to trading, sold or issued being the IPO Entity). No mandatory prepayment of the Term Facility Loans will be required as a result of any Permitted IPO.

9	Project Chivalry - Term Sheet

PART III – TERM FACILITY B

Facility Amount:

US$300,000,000 or if selected by the Company RMB Equivalent of US$300,000,000 senior term facility (the Term Facility B and the loans thereunder, the Term Facility B Loans).

Collectively, the Term Facility A and Term Facility B, the Term Facilities and the Term Facility A Loans and the Term Facility B Loans, the Term Facility Loans.

Utilisation:	Multiple drawdowns of Term Facility B Loans permitted.

Signing Date:	As per the Term Facility A.

Currency:	As per the Term Facility A.

Ranking:	Senior secured term facility.

Purposes:	To directly or indirectly refinance or redeem any existing external indebtedness of the Target incurred under the Existing Target Offshore Bonds.

Borrower:	The Company.

Availability Period:	12 months from the Initial Utilisation Date.

Interest rate:	As per the Fee Letter.

Interest Periods:	Three months, or to the extent agreed by each Lender of the Term Facility B, another period as selected by the Company.

Default interest:	As per the Term Facility A.

Interest reserve:	As per the Term Facility A.

Maturity Date:	As per the Term Facility A.

Repayment:	The Term Facility B will amortise in instalments on each date set forth below. [REDACTED]

Upfront and/or Arrangement Fee:	As per the Fee Letter.

Prepayment Fee:	None.

Commitment Fee:	None.

Agent/Security Agent fee:	None.

No deal, no fee:	As per the Term Facility A.

Costs and expenses:	As per the Term Facility A.

Voluntary prepayments and cancellations:	As per the Term Facility A.

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Mandatory prepayments:	As per the Term Facility A.

Prepayments generally:	As per the Term Facility A.

Application:	As per the Term Facility A.

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PART IV - OTHER TERMS

Documentation Principles:	As per the Commitment Letter.

Finance Documents:	The Facilities Agreement, fee letter(s), intercreditor agreement (the Intercreditor Agreement), security documents and, for specified purposes to be agreed, hedging documents.

Intercreditor Agreement:

The Intercreditor Agreement will (a) rank the Term Facilities, (after the Closing Date and to the extent applicable) the Existing Target Offshore Bonds (excluding any refinancing thereof) and any Hedging Debt pari passu and without any preference between them (including in respect of the Transaction Security) and (b) declare and create a common security trust over the assets which are subject of the Transaction Security set out in this term sheet and (to the extent applicable) the assets which are secured in connection with the Existing Target Offshore Bonds.

For the purpose of this paragraph, Hedging Debt means any liabilities or obligations owed by any Obligor to any hedge counterparty under or in connection with any hedging agreements, which will rank pari passu with the Term Facilities, and (if applicable) the Existing Target Offshore Bonds pursuant to this term sheet.

Initial Conditions Precedent (Term Facility A):	The availability of the Term Facility A is subject to the Agent (acting reasonably and on the instructions of the Arrangers) having received or being satisfied it will receive (or having waived the requirement to receive) the items in Schedule 1 (Initial Conditions Precedent).

Initial Conditions Precedent (Term Facility B):	The availability of the Term Facility B is subject to (a) the occurrence of the Initial Utilisation Date; (b) the occurrence of the Closing Date and the Agent having received a certified copy of the certificate of merger in respect of the Merger and (c) receipt by the Agent of a written confirmation from the Company that all or a pro rata portion of the Existing Target Offshore Bonds has been redeemed or tendered and/or will be redeemed or tendered within 3 Business Days after the Utilisation Date in respect of a Term Facility B Loan (which confirmation can be included in the utilisation request and supported by any documentary evidence but only to the extent available to the Company at the time).

Certain Funds Conditions:

In addition to the Initial Conditions Precedent above, borrowing of the Term Facilities during the Certain Funds Period will be subject only to:

(a)   no Events of Default having occurred and continuing, limited to non-payment, breach of other obligations (to the extent relating to the financial indebtedness, restricted payments, negative pledge, disposals, loans or credit or guarantee, merger, acquisitions, joint ventures, holding companies and merger documents covenants), misrepresentation (to the extent relating to status, binding obligations, no-conflict, power and authority, holding company, authorisations, legal and beneficial ownership (including shares in the Company is fully paid up and is not subject to restrictions on transfer)), invalidity, unlawfulness and repudiation, insolvency proceedings, insolvency and creditors’ process in each case in relation to the Parent and the Company only (and without any application (including by way of procurement obligation) in respect of the Target or any member of the Target Group);

(b)   no circumstances referred to in paragraph (i) of the definition of “Change of Control” having occurred; and

12	Project Chivalry - Term Sheet

(c)   in relation to a Lender, it has not become illegal for that Lender to lend the Term Facilities after the date it has become a Lender (provided that this shall not affect the obligation of any other Lender) and any funding shortfall created as a result of such illegality is not met by the aggregate of new funding or commitment provided by one or more new lenders and the Group’s own funds (including the proceeds of any new equity and/or subordinated debt made available to the Company)).

No Lender may exercise any right of cancellation, acceleration, enforcement, rescission, termination or set-off or any other right to affect or prevent the making of any utilisation of the Term Facilities during the Certain Funds Period other than as provided above. There will be no market or business material adverse change, rating or financial covenant or any condition related directly or indirectly to the Target Group as a condition precedent to borrowing of the Term Facilities during the Certain Funds Period.

Certain Funds Period means, in respect of each Term Facility, the period from the first day of the applicable Availability Period until (and including) the last day of the applicable Availability Period relating to such Term Facility.

Financial covenant:	Net Leverage Ratio: The Net Leverage Ratio in respect of a Relevant Period will not exceed the ratio set out opposite such Relevant Period ending on the date in the table below: [REDACTED]

First Test Date means 31 December 2024.

Net Leverage Ratio means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

Additional definitions and further details on the financial covenant are set out in Schedule 4 (Financial Covenant). EBITDA shall be adjusted by giving effect to any Pro Forma Adjustment (as defined in Schedule 4 (Financial Covenant)). Except as otherwise provided in this term sheet, the definitions and provisions relating to financial covenant shall be consistent with the Documentation Principles.

The financial covenant will be tested on each Test Date by reference to the Group’s most recent Annual Financial Statements.

Equity Cure:

The Company has the ability to prevent and/or cure breaches of the Net Leverage Ratio by the Parent making any New Shareholder Injection in the Company in an amount at least sufficient to ensure that the Net Leverage Ratio would be complied with if re-tested (an Equity Cure) no later than the date falling 30 Business Days after delivery of the compliance certificate for the Relevant Period in which such Net Leverage Ratio is in breach.

The amount of any Equity Cure (the Cure Amount) shall be added to EBITDA or, at the election of the Company, pro forma reduction of Total Net Debt as at the start of the applicable Relevant Period for the purposes of calculating the Net Leverage Ratio.

There is no limit on the number of Equity Cures over the life of the Term Facilities, pre-curing or over-curing. Amount injected may be used for any working capital, capital expenditure and/or operating expenditure of the Group, or any other purpose not prohibited by the Finance Documents (other than making any Permitted Distribution). There is no requirement to apply any Equity Cure in prepayment.

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Irrespective of any Equity Cure, if there is a breach of the Net Leverage Ratio and on the next Test Date the Net Leverage Ratio is satisfied, the previous breach (and any resulting actual or potential Events of Default) of the Net Leverage Ratio will be deemed to have been automatically waived and remedied, provided that there is no Acceleration Event which is continuing on the next Test Date.

Any recalculation made hereunder will be solely for the purpose of curing a breach of the Net Leverage Ratio and shall not count towards any other permission or usage under the Finance Documents.

Representations:	See Schedule 2 (Representations).

Information Undertakings:	See Schedule 3 (Information Undertakings).

Undertakings:	See Schedule 5 (Undertakings).

Events of Default:	See Schedule 6 (Events of Default). An Event of Default is continuing or outstanding unless it is remedied or waived.

Guarantees:

Subject to the agreed security principles (to be consistent with and no more onerous from the Company’s perspective than the Documentation Principles, the Agreed Security Principles) and the provisions of this section:

(a)   guarantees shall be granted by each Material Subsidiary as at the Initial Utilisation Date (each an Initial Guarantor) within 90 days after the Initial Utilisation Date (or any later date agreed by the Company and the Original Arrangers); and

(b)   the Company shall ensure that each additional Group Member which becomes a Material Subsidiary after the Initial Utilisation Date (each a Future Guarantor, together with the Initial Guarantors, the Guarantors) become a guarantor within 90 days after the delivery of the annual compliance certificate demonstrating that such Future Guarantor is a Material Subsidiary (or any later date agreed by the Company and the Original Arrangers).

No ongoing guarantor coverage test. Exclusion of guarantee of Material Subsidiaries incorporated in certain jurisdictions to be agreed.

Transaction Security:

Subject to the Agreed Security Principles and the provisions of this section, the following Security will be required to be granted as a condition precedent to the Initial Utilisation Date (the Closing Date Security Documents):

(a)   limited recourse security over all the shares in the Company held by the Parent (the Company Share Charge);

(b)   limited recourse security over all the intercompany loans made to the Company by the Parent; and

(c)   charge over the Interest Reserve Account of the Company,

provided that the Company Share Charge shall be automatically released on the Closing Date. Automatic release provision shall be expressly included in the Company Share Charge.

Subject to the Agreed Security Principles and the provisions of this section, a limited recourse third party security over all the shares in and all intercompany loans made to the Target by the Parent (the Target Share Charge) will be granted effective from the Closing Date. All perfection requirements and other security deliverables required to be delivered under the Target Share Charge to be provided within 20 Business Days after the Closing Date.

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Subject to the Agreed Security Principles and the provisions of this section, the following Security will be required to be granted as a condition subsequent:

(a)   security over all the shares in and (to the extent applicable) all intercompany loans made to each Initial Guarantor by any Group Member within 90 days after the Initial Utilisation Date (or any later date agreed by the Company and the Original Arrangers) (such security to be provided on a limited recourse basis if any shareholder in an Initial Guarantor is not itself an Obligor and is not required to accede to the Facilities Agreement as an Obligor);

(b)   security over all the shares in and (to the extent applicable) all intercompany loans made to each Future Guarantor by any Group Member within 90 days after the delivery of the annual compliance certificate demonstrating that such Future Guarantor is a Material Subsidiary (or any later date agreed by the Company and the Original Arrangers) (such security to be provided on a limited recourse basis if any shareholder in a Future Guarantor is not itself an Obligor and is not required to accede to the Facilities Agreement as an Obligor).

No Transaction Security shall be granted over the equity interests in any Controlled Entity existing as at the Closing Date on the basis that the equity interests or shares in such Controlled Entities have been pledged as part of the Controlled Entities Structure. Exclusion of Transaction Security to be granted by Material Subsidiaries incorporated in certain jurisdictions to be agreed.

Qualifications:

Subject to the Agreed Security Principles and the provisions of this section:

(i) any onshore security or guarantee shall be subject to permissibility under applicable laws and regulations, any regulatory restrictions and full cooperation by the Finance Parties;

(ii)  no guarantee will be required from non-wholly owned subsidiaries and no security will be required to be granted over the shares of, or from, non-wholly owned subsidiaries or joint ventures to the extent, if the security or guarantee requires the consent of a certain percentage (as required by applicable law, regulation, the constitutional documents or any shareholders agreement in respect of such entity) of the holders of equity interest in such entity and the relevant Group Member’s holding of equity interest is less than the requisite consent requirement, that Group Member has used commercially reasonable endeavours (for a period of no less than 30 Business Days) to obtain any requisite consent from other shareholders in a non-wholly owned subsidiaries for the guarantee or the security to be provided, such consent has not been obtained;

(iii)  the Group’s obligation to register such onshore security or guarantee with the relevant PRC authority (including but not limited to SAFE and SAMR) shall be on a commercially reasonable endeavours basis and such obligation shall cease if the relevant registration is not completed within 6 months of the granting of the security or guarantee by the relevant Group Member (or, if earlier, on the date of conclusive and express non-approval, rejection or return of registration application by the relevant PRC authority (notwithstanding that all necessary application documents have

15	Project Chivalry - Term Sheet

      been prepared and submitted)) provided that failure to register with such PRC authority shall not result in any Default or Event of Default under the Finance Documents so long as the Company has complied with its obligation to use commercially reasonable endeavors to complete such registration and the executed onshore security(s) or guarantee(s) is not contractually released unless it is expected by the Company (acting reasonably) to result in any sanctions or penalties against such Group Member under applicable laws or regulations in the PRC. If such refused registration is accepted by the relevant PRC authority at a later stage due to a change in law or regulatory policies or practices that have been announced publicly, the relevant Group Member shall resume to complete such registration with relevant PRC authority as soon as reasonably practicable on a commercially reasonable endeavours basis;

(iv) no equity pledge or share security shall be provided in respect of any new onshore Group Member established or acquired by a Group Member in each case pursuant to a Permitted Acquisition after the Initial Utilisation Date if equity pledge or share security of such onshore Group Member is granted in favour of a third-party lender under a financing (which constitutes Permitted Financial Indebtedness) to fund such Permitted Acquisition;

(v)   no Transaction Security or guarantee shall be granted over or provided by any Group Member if, in the opinion of the PRC legal counsel of the Sponsors and the PRC legal counsel of the Finance Parties, such Transaction Security or guarantee will cause the Term Facilities to be subject to any registration, approval or filing with the NDRC pursuant to Circular 56 as a result of such Transaction Security or guarantee;

(vi) no Transaction Security or guarantee shall be granted over or provided by any Group Member if the granting of such Transaction Security or guarantee would cause a breach or event of default (however described) of the terms of any IDC Project Debt or any sales, service, lease or other contract (however described) entered into by a Group Member with any customer of any IDC Project, subject to provision by the Company to the Agent a written confirmation explaining in reasonable detail as to the relevant event of default (however described) and/or the relevant provisions of the IDC Project Debt which may be breached;

(vii)  no Transaction Security or guarantee shall be granted over or provided by any Group Member if such Transaction or Guarantee may (in the reasonable opinion of the Company) impact on the validity of or otherwise result in a breach of any Controlled Entities Document or violate any applicable laws and regulations in relation to the Controlled Entities Structure; and

(viii)  No Transaction Security or guarantee shall be required to be registered with SAFE as a Nei Bao Wai Dai Transaction.

No guarantee or security from the Target or any of its subsidiaries is required as a condition precedent to the Initial Utilisation Date.

Circular 56 means the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises (企业中长期外债审核登记管理办法) promulgated by NDRC effective from 10 February 2023, including its implementation guidance and interpretations from time to time.

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NDRC means the National Development and Reform Commission of the PRC and its local counterparts.

Nei Bao Wai Dai Transaction means “内保外贷” as defined in the SAFE Circular.

SAFE means the State Administration of Foreign Exchange of the PRC and its local counterparts.

SAFE Circular means the Cross-border Security Foreign Exchange Administrative Measures (跨境担保外汇管理规定) promulgated by the SAFE and its implementation rules.

SAMR means the State Administration of Market Regulation and its local counterparts.

Acceleration Event:	Subject to “Certain Funds Conditions” above and “Clean Up Period” below, an Acceleration Event means following an Event of Default that is continuing, the Agent, acting on the instructions of the Super Majority Lenders, gives notice that all outstanding amounts under the Term Facilities are immediately due and payable (or, having previously placed such outstanding amounts on demand, making demand for payment).

Clean Up Period:

Until and including the date falling 120 Business Days after the Closing Date (the Clean Up Period), events or circumstances relating to the Target Group which would otherwise breach the representations or undertakings or cause an actual or potential Event of Default (other than an Event of Default resulting from non-payment, insolvency, insolvency proceedings, creditors’ process, unlawfulness, non-compliance with security or guarantee undertakings, invalidity or repudiation) shall not constitute a breach or be an actual or potential Event of Default or act as a drawstop, unless such event or circumstance:

(a)   has a Material Adverse Effect;

(b)   was procured or approved by the Company; or

(c)   is unremedied at the end of the Clean Up Period,

provided that such breach is capable of remedy and reasonable steps are taken to remedy such breach if the Company is aware of the relevant circumstances at the time.

In addition, in the case of any acquisition permitted by the Facilities Agreement, there will be a 120 Business Days “clean-up” period commencing on the date of completion of such acquisition in respect of circumstances relating only to the acquired entity or business.

Material Adverse Effect:

A material adverse effect (after taking into account all resources, insurance, indemnity and assurance available to the Group and the timing and likelihood of recovery) on:

(a)   the consolidated business, assets or financial condition of the Group (taken as a whole);

(b)   the ability of the Company to perform its payment obligations under any Finance Document; or

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(c)   subject to legal reservations and any perfection requirements, the validity or enforceability of any Finance Document in accordance with their terms or the effectiveness of any Transaction Security granted pursuant to any of the Finance Documents in any way which is:

(i) materially adverse to the interests of the Lenders taken as a whole under the Finance Documents (taken as a whole); and

(ii)  if capable of remedy, not remedied within 30 Business Days of the Company becoming aware of the relevant event or circumstance or being given notice of the same by the Agent.

Hedging:	The Group may enter into hedging arrangements in the ordinary course of business or in connection with the Term Facilities, the Merger, any Permitted Financial Indebtedness, in each case, not for speculative purposes with any person. Any provider of hedging in connection with the Term Facilities, shall, subject to accession to the Intercreditor Agreement as a hedging counterparty, be treated as a pari passu senior creditor and share in security package (for the avoidance of doubt, only loan-specific hedging may share in security). All hedging contracts will be by way of ISDA documentation. No minimum hedging requirement.

Majority Lenders:	Lenders holding more than 50% of the aggregate amount of loans and unused commitments under the Term Facilities.

Super Majority Lenders:	Lenders holding more than 66 2/3% of the aggregate amount of the loans and unused commitments under the Term Facilities.

Lender Voting and Amendments:

The Finance Documents may be amended or waived with the consent of the Company and the Majority Lenders.

Matters requiring Super Majority Lenders’ approval will be limited to amendments or waivers to (other than expressly permitted by the provisions of any Finance Document) the nature or scope of the Transaction Security and the Guarantees and acceleration of the Term Facilities.

Matters requiring all Lenders’ approval will be limited to amendments or waivers to:

(a)   the definition of Change of Control, Majority Lenders, Super Majority Lenders or Structural Adjustment;

(b)   provisions that expressly require the consent of all Lenders

(c)   the rights of Lenders to assign or transfer their rights or obligations under the Finance Documents;

(d)   provisions governing the several rights and obligations of Lenders;

(e)   (other than expressly permitted by the provisions of any Finance Document) provisions governing the sharing of recoveries among the Lenders;

(f)   (other than expressly permitted by the provisions of any Finance Document) the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(g)   any change to a Borrower or an Obligor (in each case without prejudice to the provisions in this term sheet regarding release of Transaction Security and Guarantees and, for the avoidance of doubt, excluding the change of the Borrower from the Company to the Target on completion of the Merger) other than in accordance with the Facilities Agreement;

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(h) any amendment to the order of priority or subordination under the Intercreditor Agreement; and (i) the governing law provision.

Structural Adjustment:

Only affected Lenders’ consent required provided that Majority Lender consent is obtained for an amendment or waiver that:

(a)   makes an increase in or addition to any commitment or any extension of the availability of any commitment;

(b)   makes an extension to the date of payment of any principal, interest, fees, commission or other amount payable under the Finance Documents;

(c)   makes a reduction in the principal, interest rate, fees, commission or other amount payable under the Finance Documents or redenomination of the currency of any amount payable thereunder;

(d)   introduces any additional loan, commitment or facility under the Finance Documents (provided that any such additional loan, commitment or facility shall rank pari passu with, or junior to, the Term Facilities);

(e)   makes a reduction of any mandatory prepayment (or makes an extension of its payment date);

(f)   makes any changes to the Finance Documents (including changes to, the taking of, or the release coupled with the retaking of, any security, save for any Permitted Security Release) consequential on or required to implement or reflect any of the foregoing.

The ability to implement a Structural Adjustment is without prejudice to the right to raise any Permitted Additional Debt or Refinancing Indebtedness.

Permitted Security Release:

Each Lender to irrevocably and unconditionally authorize the Facility Agent and the Security Agent to promptly release without further consent of the Lenders:

(a)   any Transaction Security for the purpose of facilitating or completing a Permitted Disposal, a Permitted Reorganisation or a Permitted IPO or a Permitted Transaction;

(b)   any Transaction Security for a purpose other than that referred to in paragraph (a) above, if permitted under the terms of the Intercreditor Agreement; and

(c)   (to the extent required in addition to the automatic release provision in the Company Share Charge) the Company Share Charge after the Target Share Charge becoming effective.

Excluded Commitments:

If a Lender:

(a)   does not accept or reject, in writing, a request from any Group Member for any consent, amendment, release or waiver under the Finance Documents within 20 Business Days (or any other period of time specified by the Company with the prior agreement of the relevant Agent if less than 20 Business Days) of the date of such request being made or notifies the relevant Agent in writing that it is abstaining from responding to such request (such Lender being a Non-Responding Lender); or

(b)   becomes a Defaulting Lender,

the commitments and participations in the Term Facility Loans of such Non-Responding Lender or Defaulting Lender shall be excluded from the calculation with respect to the relevant consent, waiver or amendment and shall not be required in order to achieve the requisite level of approvals.

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Replacement Lender:

In the event that a Lender:

(a)   seeks to charge or claim any amount pursuant to any illegality provisions of the Finance Documents (an Illegality Lender);

(b)   does not consent to any amendment, consent or waiver that requires more than Majority Lender consent and to which the Majority Lenders have consented (a Non-Consenting Lender);

(c)   has failed to participate in a utilisation it is obliged to make under the Finance Documents;

(d)   has given notice to a Group Member or the relevant Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in, a utilisation in breach of the Facilities Agreement;

(e)   has otherwise rescinded or repudiated a Finance Document or any term of a Finance Document;

(f)   which is or is acting on behalf of (including in its capacity as the grantor of a participation or any other agreement pursuant to which such right may pass) a person engaging principally in a business that is in commercial competition with the core business of the Group (such person, a Competitor), an investor or equity holder in a Competitor or any advisor to any such person referred to above, subject to exceptions (including but not limited to (i) dealing in shares in or securities of a Competitor acting on behalf of third parties as a broker or similar or where the relevant team or employees engaged in such dealing operate on the public side of an Information Barrier and (ii) being an investor or equity holder in a Competitor through a separately managed private equity investment fund owned or managed by that Lender with an Information Barrier) to be agreed;

(g)   is a Defaulting Lender or one with respect to which an insolvency event has occurred; and/or

(h)   is a Non-Responding Lender,

the Company shall be entitled (but not obliged) to (i) require the transfer of all of such Lender’s participation at par plus accrued interest and fees to one or more persons selected by the Company, who is willing to take such transfer, (ii) prepay (or to procure that another Group Member prepays) all of such Lender’s participation at par plus accrued interest and fees and/or (iii) cancel all undrawn commitments of that Lender.

Assignments and Transfers:

No Transfer permitted until following the Initial Utilisation Date. Transfer means a transfer, assignment, novation (or any such arrangement having a similar effect, whether it conveys voting rights or otherwise) or a sub-participation or sub-contract (whether it conveys voting rights or otherwise).

Each Lender will be free to Transfer its commitments in the Term Facilities at any time after the Initial Utilisation Date in whole or in part to any bank, financial institution, fund, trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or any other person with the prior written consent of the Company (in the absolute discretion of the Company) unless the Transfer is made (x) to another Lender or an affiliate of a Lender (with no less than 10 Business Days’

20	Project Chivalry - Term Sheet

prior notice to the Company) or (y) while a Major Event of Default is continuing. Other transfer provisions to be consistent with the Documentation Principles. Absolute prohibition (both prior to or post an Event of Default) on Transfers to Defaulting Lenders, non-commercial lenders (hedge fund, loan-to-own fund, private equity fund, debt restructuring fund or activist fund but does not include a Sponsor Affiliate), sanctioned entities and Competitors. Each new lender shall provide confirmation of onshore funding sources on accession. Purported transfers in breach of transfer provisions are void.

The Lenders will bear all fees, costs and expenses in connection with a Transfer and the Group will not be required to pay any fees, costs, expenses, taxes, indemnity payment, gross-up payment, increased cost, payment or other payment to a new Lender (or a Lender lending through a new facility office) in excess of what it would have been required to pay immediately prior to the Transfer being effected.

Debt Buy Backs:

No restriction on Group Members acquiring loans provided that such purchase is either (a) per the LMA solicitation or open order process or (b) is funded from the proceeds of New Shareholder Injections, any Permitted Sponsor Amounts, Retained Net Proceeds and Allocated Reinvestment Amount in respect of any asset disposal or amounts constituting Completion Opening Cash or excess cash of the Group.

The acquired loans must be irrevocably cancelled as soon as reasonably practicable following completion of the transfer unless the purchaser is not the Company or cancellation gives rise to adverse tax consequences, provided that where loans remain outstanding no Group Member shall be permitted to (i) exercise any voting rights attached to such loans (except in certain limited circumstances), (ii) attend any Lender meeting or receive any Lender information in its capacity as a holder of such loans or (iii) transfer any such loans to any person who is not a Group Member.

No restrictions on Sponsors or Sponsor Affiliates acquiring the Term Facilities, provided that the relevant Lender (but excluding for these purposes any debt fund falling within the proviso of the definition of Sponsor Affiliate) shall be subject to customary restrictions on voting, attending meetings and receiving information.

Basket Increases:	If EBITDA increases on any Test Date by reference to the agreed base case model or as a result of a Permitted Acquisition (after taking into account any Pro Forma Adjustments obtainable as a result of such acquisition), all baskets expressed in a monetary limit (including baskets for permitted business acquisitions, permitted disposals, permitted financial indebtedness, permitted guarantees, permitted loans, permitted sale and leasebacks and permitted security (but excluding any baskets for permitted distributions which is expressed as an agreed dollar amount) will be permanently increased by the same percentage to which Adjusted EBITDA exceeds EBITDA by reference to the agreed base case model or as a result of a Permitted Acquisition. Company may redesignate between baskets at its discretion. Any unused basket can be carried forward and spent first in the next Relevant Period, and any annual basket for the next Relevant Period can be carried back to the current Relevant Period with a corresponding reduction for that next Relevant Period. Basket for the year in which the Closing Date occurs can be pro rated to the extent they apply from the Initial Utilisation Date.

Tax:	The Company shall not be required to increase any payment to or reimburse any Finance Party in respect of any tax deduction or withholding for or on account of Tax (including FATCA) for any payment under any Finance Document.

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Excluded Matters:

None of the steps, transactions, reorganisations or events set out in or expressly contemplated by the Structure Memorandum or, in each case, the actions or intermediate steps necessary to implement any of those steps, actions or events shall constitute a breach of any representation and warranty or undertaking in the Facilities Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default or a Certain Funds Default and shall be expressly permitted under the terms of the Facilities Agreement and the other Finance Documents in respect of the Term Facilities.

Prior to the Initial Utilisation Date (and subject at all times to the certain funds provisions), no breach of any representation, warranty, undertaking or other term of (or actual or potential Event of Default (however so described) under) any document relating to the existing financing arrangements of any member of the Target Group (including the Existing Target Offshore Bank Facility and the Existing Target Offshore Bonds) shall constitute a breach of any representation and warranty or undertaking in the Facilities Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default.

Management Input:	This term sheet has been negotiated without the full involvement of management of the Target Group and all parties agree to negotiate in good faith any amendments that may be required to the terms of the Facilities Agreement, following a more detailed review by management.

No Investor Recourse:	No Finance Party will have any recourse to any Investor Affiliate (excluding the Parent and any Group Member but, in respect of the Parent, (prior to the Closing Date) on a limited recourse basis and with respect to shares in, and intercompany loans made to, the Company only and (after the Closing Date), on a limited recourse basis and with respect to the shares in, and the intercompany loans made to, the Target only) in respect of any term of any Finance Document, any statements by Investor Affiliates, or otherwise (save for fraud in which case liability shall be determined in accordance with applicable law). No director, officer or employee of the Investor Affiliates or any Group Member (or of any affiliate thereof) shall be personally liable for any representation, statement, certificate or other document required to be delivered or made under a Finance Document (save for fraud in which case liability shall be determined in accordance with applicable law).

Sponsor Affiliate:

(a)   Any Advisor, any Sponsor, each of their respective affiliates, any trust of which any Advisor, any Sponsor or any of their respective affiliates is a trustee, any partnership of which any Advisor, any Sponsor or any of their respective affiliates is the general partner, the manager or any other role with similar functions and any trust, fund or other entity which is managed or is advised by, or is under the control of, any Advisor, any Sponsor or any of their respective affiliates; and

(b)   any person acting in concert with any party listed in paragraph (a) above,

provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities not convertible into, or exchangeable with, the equity securities of an entity and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by any Advisor, any Sponsor or any of their respective affiliates which have been established for the primary purpose or main purpose of making, purchasing or investing in the equity securities of such entity, in each case, shall not constitute a Sponsor Affiliate.

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For the purposes of this definition:

Advisor means any advisory entity to a Sponsor.

A person is acting in concert with another person if: (i) they are a shareholder in the Advisor, any Sponsor or any of their respective affiliates; and (ii) in relation to such shareholding, they, whether pursuant to any agreement or understanding, formal or informal or otherwise, actively co-operate to obtain, maintain, consolidate or exercise control over that company or control of the voting rights attaching to their holding of shares in that company to a greater extent than would be possible by reason of their individual shareholdings alone.

Investor Affiliate:	An Investor, any affiliate of an Investor, any trust of which an Investor or any of its respective affiliates is a trustee, any partnership of which an Investor or any of its affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its respective affiliates (in each case, including their respective successors, assigns and transferees) provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Investor or any of its respective affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute an Investor Affiliate.

Exchange Rate Fluctuations and Basket Reclassification:

When applying baskets, thresholds and other exceptions to the Representations, Undertakings and Events of Default, the equivalent amount of a currency shall be calculated as at the date of the relevant Group Member incurring, committing to or making the relevant disposal, acquisition, investment, payment, debt or other relevant action. No actual or potential Event of Default or breach of Representation or Undertaking shall arise merely as a result of a subsequent change in the currency equivalent of any relevant amount due to fluctuations in exchange rates.

In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in the Finance Documents, the Company, in its sole discretion, may classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

For the purpose of calculating Cash and Cash Equivalent Investments, it shall be included in the calculation such amount of Cash and Cash Equivalent Investments used for cash collateralizing and/or supporting borrowings.

RMB Equivalent or USD Equivalent:	Currency conversion of US$ into RMB or as the case may be, RMB into US$ for the purpose of determining each Facility Amount at foreign exchange rate to be mutually agreed between the Company and the Underwriters on or prior to the Initial Utilisation Date based on the then prevailing foreign exchange rates.

Boilerplate:	The Facilities Agreement will contain customary provisions relating to set off (following an Acceleration Event), increased costs (in respect of any Term Facility Loan in USD), indemnities (cost of investigating matters not proving to be Default to be for the account of the relevant Lenders), illegality and payment mechanics and there will be no market disruption, tax gross up or tax indemnity provisions.

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Construction:

(a)   A Default, an Event of Default or a Major Event of Default will be remedied (and cease to be continuing) where the underlying circumstances giving rise to the Default, Event of Default or Major Event of Default (as the case may be) cease to exist or where actions have been taken which have addressed the underlying circumstances in each case with the effect that those underlying circumstances (after giving effect to the taking of such actions) no longer constitute a Default, an Event of Default or a Major Event of Default (as the case may be), provided that if an Acceleration Event has occurred, then such Event of Default or Major Event of Default is no longer capable of being remedied and will be continuing unless it has been waived.

(b)   An Acceleration Event is continuing if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Agent.

(c)   In addition to paragraph (a) above and subject to paragraph (b) above, if a Default (including an Event of Default or a Major Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default or a Major Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action further action. Any Default (including an Event of Default or a Major Event of Default) for the failure to comply with the time periods prescribed in Schedule 3 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in the Facilities Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in the Facilities Agreement or any other Finance Document.

(d)   Knowledge means, in respect of an Obligor or a Group Member, to the best of the knowledge and belief of the directors of such Obligor or such Group Member (as the case may be) (after due and careful enquiry).

(e)   Determination of annual compliance with the Net Leverage Ratio shall be made by reference only to the most recent Annual Financial Statements delivered relating to a financial year which ends on a Test Date, and the accompanying annual compliance certificate delivered in accordance with this term sheet (which shall set out the financial covenant calculations in reasonable detail).

(f)   For the purposes of testing any pro forma compliance with the Net Leverage Ratio under the Facilities Agreement: (i) the Adjusted EBITDA shall be the higher of (A) the Adjusted EBITDA of the Group for the most recent Relevant Period and (B) four times of the Adjusted EBITDA for the most recent financial quarter and (ii) the Total Net Debt as of the last day of the most recent Relevant Period or most recent financial quarter, as applicable, in each case calculated by reference to the most recent Annual Financial Statements or, as the case may be, the Quarterly Financial Statements.

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(g) In the event that the Initial Utilisation Date does not occur by 31 December 2023, the First Test Date (and any Test Date thereafter) shall be deferred, in each case, for a period of 12 months.

Business Days:	A day (other than a Saturday or Sunday) on which banks are open for general business in the PRC, Hong Kong and the Cayman Islands.

Law:	Hong Kong law, except for security which will be governed by appropriate local laws.

Counsel to the Sponsors:	Kirkland & Ellis and King & Wood Mallesons.

Counsel to the Arrangers, Lenders and Agent:	Linklaters and JunHe LLP.

25	Project Chivalry - Term Sheet

Schedule 1

Initial Conditions Precedent

Term Facility A

Unless otherwise mentioned, the following are to be in form and substance satisfactory to the Arrangers (acting reasonably).

(a)

Corporate: Copies of incorporation and constitutional documents (limited to certificate of incorporation, certificates of change of name (if any), the memorandum and articles of association, register of directors, register of members, register of mortgages and charges and certificate of good standing (dated within 30 days of the Signing Date)), board resolutions, customary officer’s certificates (including confirmation that applicable borrowing, guaranteeing and security limits will not be breached and specimen signatures) for the Parent and the Company.

(b)	Finance Documents: Copies of the Facilities Agreement, the Intercreditor Agreement and Fee Letter(s) executed by the Parent and/or the Company.

(c)

Security Documents: Copies of (i) the Closing Date Security Documents executed by the Parent and/or the Company, together with documentation expressly required under the Closing Date Security Documents to be delivered on or prior to the Initial Utilisation Date and (ii) the agreed form of Target Share Charge unless it is documented under the Company Share Charge.

(d)

Legal opinions: Customary legal opinions in relation to the Parent, the Company, the Finance Documents and Closing Date Security Documents required to be delivered as initial conditions precedent from counsel to the Arrangers substantially in the form distributed to the Arrangers on or prior to Signing Date, and in the event that any of the counsel to the Arrangers, Lenders and Agent does not deliver such legal opinion, then the counsel to the Sponsors may deliver such legal opinion in substantially equivalent form.

(e)

Merger Documents and Rollover Agreement(s): A copy of each of the executed Merger Documents (including the form or near final draft of the memorandum and articles of association, register of directors, and register of members following the Closing Date, to the extent required by Part XVI of the Cayman Companies Act (as revised) to be filed for the purpose of Merger) and Rollover Agreement(s), provided that commercially sensitive information may be redacted and provided further that this condition precedent will be satisfactory to the Agent if each of the Merger Documents and Rollover Agreement(s) are provided in the form received and approved by the Arrangers prior to the issue date of Commitment Letter save for any amendments or waivers which are not materially adverse to the interest of the Finance Parties (taken as a whole) under the Finance Documents or any other changes or amendments approved by the Arrangers (acting reasonably).

(f)	Closing Certificate: a certificate from the Company confirming that:

(i)

each of the conditions to the Merger Documents (including any regulatory approval, the board resolutions, and shareholder resolutions of the Target and the Company (in each case to the extent applicable and as expressly required to be delivered prior to the Closing Date as set out in the Merger Documents)) and (if applicable) Rollover Agreement have been satisfied or waived and all the pre-closing steps described in the Structure Memorandum have been completed (other than payment of the purchase price under the Merger Documents or any other matter or condition which cannot be satisfied until completion of the Merger or following completion of the Merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the Lenders or with the consent of the Agent (acting on the instruction of the Majority Lenders, such consent not to be unreasonably withheld or delayed), and completion of the Merger will occur promptly following the Initial Utilisation Date and no other term of the Merger Documents or Rollover Agreement(s) (or any Merger Document or Rollover Agreement itself) has been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by the Facilities Agreement (save for any amendments or waivers which are not materially adverse to the interest of the Finance Parties (taken as a whole) under the Finance Documents or any other changes or amendments approved by the Arrangers (acting reasonably)); and

26	Project Chivalry - Term Sheet

(ii)

as at the Closing Date, the aggregate amount of the equity contribution (including the value of rollover shares in the Target contributed by the Rollover Shareholders as evidenced by the Rollover Agreement(s) and shareholder loans and new equity contribution as evidenced by way of share subscription agreement of the Company or register of members of the Company immediately before the Closing Date) (collectively Equity Contribution), is not less than the higher of 40% and such other percentage to be agreed between the Company and the Original Arrangers of the aggregate amount of (x) the Equity Contribution, (y) the amount drawn under the Term Facility A on the Initial Utilisation Date and (z) if applicable, any cash of the Target Group which will be applied towards payment of the consideration of the Merger, and the aggregate amounts of (x), (y) and (z) will be sufficient to pay for the purchase price payable for the Merger on the Closing Date pursuant to the Merger Documents (but excluding any Portfolio Company Liability), and attaching documentary evidence that the Equity Contribution has been made for the purposes of completing the Merger.

(g)

Funds Flow: A copy of the funds flow statements provided that this condition precedent shall not be disclosed to any person other than the Underwriters and the Agent (not any other Finance Party), and it will be satisfactory to the Agent if it shows payments to and by the Company as contemplated in the Merger Documents, repayment of the Existing Target Offshore Bank Facility and the payment of fees and expenses as contemplated in the Finance Documents and contains an up to date sources and uses table.

(h)

Process agent: Hong Kong service of process agent appointment in respect of the Company and the Parent under the Facilities Agreement, the Intercreditor Agreement and Fee Letter(s) (to the extent governed by the laws of Hong Kong).

(i)	Informational CPs:

(i)

Group Structure Chart: A copy of the Group Structure Chart assuming the Closing Date has occurred (provided that the Group Structure Chart shall not be required to be in a form and substance satisfactory to the Agent and/or the Arrangers).

(ii)

Base Case Model: A copy of the financial model (the Base Case Model) in the form agreed by the Company and the Arrangers on or prior to the Signing Date (or as amended or supplemented with the consent of the Arrangers (acting reasonably) and such consent shall not be unreasonably withheld or delayed).

(iii)

Structure Memorandum: A copy of the Structure Memorandum provided that the Structure Memorandum is delivered for information purposes only and on a non-reliance basis and provided further that this condition precedent will be satisfactory to the Agent if the Structure Memorandum provided in the draft form and the final form is not different in respects that are materially adverse to the interest of the Finance Parties (taken as a whole) compared to such original version of the Structure Memorandum which is approved by the Arrangers (acting reasonably).

(iv)

Merger Related Approval: a copy of documentary evidence showing that any requisite regulatory approvals or filings have been obtained in respect of the Merger (in each case, to the extent applicable and as expressly required to be delivered prior to the Closing Date as set out in the Merger Documents).

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(j)

Interest Reserve Account: Evidence that (i) the Interest Reserve Account has been opened provided that this condition precedent will be satisfactory to the Agent if the Company has provided all the customary account opening application forms required by the Agent (each duly completed and in a form reasonably satisfactory to the Agent) to the Agent on or prior to the date falling 20 Business Days prior to the Initial Utilisation Date and (ii) the balance standing to the credit of the Interest Reserve Account is or will not be on the Initial Utilisation Date less than the Interest Reserve Amount.

(k)

Existing Target Offshore Bank Facility: Evidence that the Existing Target Offshore Bank Facility will be repaid or prepaid in full within three Business Days after the Initial Utilisation Date provided that this condition precedent will be satisfactory to the Agent by a pay-off letter signed by the Existing Agent, the Existing Borrower and (if applicable) the Company or any other document confirming the prepayment date of the Existing Target Offshore Bank Facility.

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Schedule 2

Representations

Each Obligor will make the following representations in respect of itself (and, where consistent with the Documentation Principles, in respect of its subsidiaries), and the Parent shall make the following representations marked with * in respect of itself, in each case subject to materiality, qualifications, baskets and other exceptions to be agreed, consistent with the Documentation Principles. All representations made on or prior to the Closing Date with respect to any member of the Target Group shall be qualified by the Knowledge of the Company.

(a)	Status*

(b)	Binding obligations*

(c)	Non-conflict with other obligations*

(d)	Power and authority*

(e)	Authorisations*

(f)	Governing law and enforcement*

(g)	Insolvency*

(h)	No filing or stamp taxes

(i)	No default

(j)	Information Package (subject to knowledge qualification consistent with the Documentation Principles)

(k)	Financial Accounts (subject to knowledge qualification consistent with the Documentation Principles)

(l)	Disputes

(m)	Compliance with law*

(n)	Environmental laws

(o)	Taxation

(p)	Security, Financial Indebtedness and guarantees*

(q)	Good title to assets*

(r)	Shares*

(s)	Intellectual property

(t)	Group Structure Chart (subject to knowledge qualification consistent with the Documentation Principles)

(u)	Pari passu ranking

(v)	Merger Documents and Rollover Agreement(s)

(w)	Holding Companies*

(x)	Legal and beneficial ownership in respect of assets subject to Transaction Security*

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Schedule 3

Information Undertakings

(a)	Financial Accounts:

(i)

Annual Accounts: Commencing with the first full financial year ending after the Initial Utilisation Date, deliver annual audited consolidated financial statements of the Group (the Annual Financial Statements) no later than 120 days (to be extended by a further 30 days after the expiry of the initial 120 day if the Company fails to deliver such Annual Financial Statement or 180 days in case of the first full financial year ending after the Initial Utilisation Date) after each Financial Year end. Auditors means PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or a recognised firm of independent auditors of international standing approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) except that, for the avoidance of doubt, a Group Member incorporated in the PRC shall appoint any internationally or nationally reputable audit firm as its auditor.

(ii)

Semi-Annual Accounts: Commencing with the first full financial half-year ending after the Initial Utilisation Date, deliver semi-annual unaudited consolidated financial statements of the Group (the Semi-Annual Financial Statements) no later than 90 days (or 150 days in case of the first full financial half year ending after the Initial Utilisation Date) after the end of each financial first half-year.

(iii)

Quarterly Accounts: Commencing with the first full financial quarter ending after the Initial Utilisation Date, deliver quarterly unaudited consolidated financial statements of the Group (the Quarterly Financial Statements) no later than 90 days (or 150 days in case of the first set of Quarterly Financial Statements required to be delivered) after the end of each financial quarter ending on 31 March or 30 September.

(iv)

Following an IPO, the Group may satisfy its reporting obligations (as regards time-periods, form and content) by delivering the financial reporting that is delivered to the public shareholders provided that, to the extent such disclosure would not trigger any public disclosure requirements and subject at all times to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules), the Group will continue to deliver compliance certificates, notice of defaults and any KYC information.

(b)

Compliance certificates: deliver a compliance certificate with each set of Annual Financial Statements showing computations relating to compliance with financial covenant, confirming that (so far as it is aware) no actual Event of Default is outstanding, calculation of the Margin ratchet and any additional Material Subsidiary commencing with the First Test Date.

(c)

Other reporting: Other customary reporting requirements including notice of defaults, notice of litigation or environmental claims reasonably likely to have a Material Adverse Effect, copies of documents required by law to be sent to creditors generally, other information on the financial condition and performance of, the Group (other than any budget, projections, forward-looking information, forecast or opinion or any additional financial statements or any disclosure in the ordinary course of business), as reasonably requested by the Agent (acting on the instructions of the Majority Lenders), subject to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules).

(d)	KYC: Information reasonably requested in order to comply with applicable “know your customer” laws and regulations introduced after the Signing Date.

(e)	Controlled Entities Documents: The Company shall:

(i)	as soon as reasonably practicable and in any event within 90 Business Days after the Initial Utilisation Date, deliver a copy of each Controlled Entities Document to the Agent; and

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(ii)

promptly upon becoming aware of it, notify the Agent of the following events or circumstances (i) any material amendment, supplement, variation, novation, modification or replacement of the Controlled Entities Documents; (ii) any material breach of the Controlled Entities Documents, and (iii) the termination of the Controlled Entities Documents (whether in whole or in part), in each case, insofar as it would create or lead to any Adverse Controlled Entity Impact.

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Schedule 4

Financial Covenant

(a)

Calculation: The financial covenant will be calculated in accordance with the agreed accounting principles (the Accounting Principles) and will be tested by reference to the most recent compliance certificate, accounts, and valuation reports delivered under the Facilities Agreement.

(b)	Adjustments:

(i)	When calculating (or projecting) financial covenant compliance (and when calculating the Net Leverage Ratio where relevant in any provisions in the Facilities Agreement), the Company:

(A)

shall include in determining EBITDA for any period (including the portion thereof occurring prior to the relevant acquisition) the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired by any Group Member during such period (each such person, property, business or asset acquired and not subsequently disposed of, an Acquired Entity or Business);

(B)

shall exclude in determining EBITDA for any period the earnings before interest, tax depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any Group Member during such period (including the portion thereof occurring prior to such sale, transfer or disposition) (each such person, property, business or asset so sold or disposed of, a Sold Entity or Business);

(C)

may include in determining EBITDA the Pro Forma Adjustment in respect of any Acquired Entity or Business, Sold Entity or Business and any restructuring, reorganisation, cost-savings or other similar initiative (a Group Initiative) committed to be undertaken during such period (without double counting); and

(D)

may exclude any non-recurring costs and other expenses arising directly or indirectly as a consequence of acquiring an Acquired Entity or Business, disposing a Sold Entity and Business, or a Group Initiative, and so that no amount shall be included (or excluded) more than once.

(ii)

Pro Forma Adjustment means for any Relevant Period that includes the date on which an acquisition, entry into a joint venture, disposal or Group Initiative occurred or was implemented (without double counting), the pro forma increase in EBITDA projected by the Company after taking into account the effect of all reasonably identifiable and factually supportable cost-savings and synergies (without duplication with any cost-savings and synergies actually achieved) which the Company (acting reasonably and as certified in writing by a senior officer of the Group) believes can be obtained as a result of such acquisition, entry into a joint venture, disposal or Group Initiative in the 18 month period after that acquisition, entry or disposal or Group Initiative occurred or was implemented (and where cost savings and synergies will be obtained during such period it may be assumed that such cost-savings and synergies will be obtained during the entire such period at the full rate the Company reasonably believes can be achieved at any time during that period) provided that where such projected cost-savings or synergies (a) are equal to or less than 20% of EBITDA (as adjusted for the acquisition, entry into a joint venture, disposal or Group Initiative) for such Relevant Period they must be supported by calculations provided by the CEO or CFO of the Company showing in reasonable detail how those synergies or cost savings were calculated or (b) exceed 20% of EBITDA (as adjusted for the acquisition, entry into a joint venture, disposal or Group Initiative) for such Relevant Period they must be supported by reporting or commentary by one of the “big four” accountants or other independent reputable accountancy firm or industry specialist with expertise in the relevant field.

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(c)

Total Net Debt: To the extent the Net Leverage Ratio or any other financial definition used in the financial covenant is used as the basis (in whole or part) for permitting any transaction or making any determination under the Facilities Agreement (including on a pro-forma basis) at any time after a Test Date, Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness made on or before the relevant date.

(d)

Financial Definitions: The following financial definitions will be included in the Facilities Agreement. Financial definitions used (but not defined in this Schedule 4) shall be determined in accordance with the Documentation Principles).

Adjusted EBITDA means, in relation to a Relevant Period, EBITDA for that Relevant Period as adjusted in accordance with paragraph (b) (Adjustments) above.

Allocated Reinvestment Amounts means any proceeds in respect of any disposal (other than any disposal of Core Assets) made by a Group Member which is (or is designated to be) reinvested into the Group.

Borrowings means, at any time, the outstanding principal or capital amount of any interest-bearing Financial Indebtedness referred to in paragraphs (i) and (ii) of the definition of Financial Indebtedness, excluding any Financial Indebtedness which is subordinated to the Term Facilities on terms reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders).

Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with finance leases) but excluding any non-cash expenditure and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with an approved bank and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)

repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Group Members;

(c)	there is no Security over that cash except for certain Permitted Security to be defined in the Facilities Agreement; and

(d)

that cash is denominated in US dollars, RMB, HKD, SGD, Indian Rupee, Malaysian Ringgit, Thai Baht or other freely transferable and freely convertible currency and (except as mentioned in paragraphs (a) and/or (c) above) immediately available to the applicable Group Member (or, in the case of any term deposit, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit), and shall include cash in tills and cash in transit.

Cash Equivalent Investments means at any time:

(a)

(i) certificates of deposit or time deposits (in each case) maturing within one year, or (ii) structured deposits or investments maturing within six months, (in each case) after the relevant date of calculation and issued or distributed by (A) any national commercial bank in the PRC; or (B) an approved bank;

33	Project Chivalry - Term Sheet

(b)

any investment in marketable debt obligations maturing within one year after the relevant date of calculation which is not convertible or exchangeable to any other security, issued or guaranteed by a government, governmental agency or multilateral intergovernmental organisation which is rated at least A-1 by S&P Global Ratings, F1 by Fitch Ratings Ltd. or P-1 by Moody’s Investors Service Limited;

(c)

any investment in debt securities maturing within one year after the relevant date of calculation which is not convertible into any other security and is rated either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited (or, if no rating is available in respect of such debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)

which has a credit rating of either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within three months in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings, F-1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited; and

(ii)	invest substantially all of their assets in securities or investments of the types described in paragraphs (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits (which mature within one year after the relevant date of calculation) with:

(i)	any approved bank; or

(ii)	any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high as or higher than any of those entities referred to in paragraph (f)(i) above; or

(g)	any other debt security approved by the Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, denominated in US dollars, RMB, HKD, SGD, Indian Rupee, Malaysian Ringgit, Thai Baht or other freely transferable and freely convertible currencies and which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security (other than certain exceptions to be agreed in the Facilities Agreement).

Completion Opening Cash means the aggregate Cash and Cash Equivalent Investments held by Group Members immediately after the Closing Date.

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EBITDA means, in respect of any Relevant Period, the consolidated operating profit of the Group:

(i)

before deducting interest payable (to be defined in accordance with the Documentation Principles) and any other kind of interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments whether paid, payable, amortised or capitalised or pay-in-kind by any Group Member and before taking into account any gains or losses including foreign exchange gains or losses (calculated on a consolidated basis) in respect of Financial Indebtedness in that Relevant Period;

(ii)	after deducting interest receivable (to be defined in accordance with the Documentation Principles) and any other accrued interest owing to any Group Member;

(iii)	before taking into account any Exceptional Items;

(iv)

to the extent deducted, adding back Transaction Costs (without double counting) and any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment, acquisition, disposal or other corporate activity;

(v)	before taking into account any realised or unrealised gains or losses on any derivative instrument;

(vi)

before taking into account the amount of any loss and gain against book value arising on a disposal (other than in the ordinary course of trading) or revaluation of any asset during the Relevant Period;

(vii)	before taking into account any income or charge (including deemed finance charge) attributable to a post-employment benefit scheme other than the current service costs attributable to the scheme;

(viii)

after adding back (to the extent deducted) any non-cash provision, charge, cost or expense in each related to any stock option incentive or management equity plan or any share, equity, phantom equity, warrant or option based compensation of officers, directors or employees of the Group Members accrued during that Relevant Period;

(ix)

before deducting dividends paid or proposed, or any consulting, advisory or other fee, or director and holding company fees, costs and expenses, and taxes accrued or paid to the extent not expressly restricted pursuant to the Facilities Agreement;

(x)	after adding the proceeds of any loss of profit or business or similar interruption insurance;

(xi)

(A) adding back (x) the amount of distributions received in cash by a Group Member from entities which are not Group Members and (y) the amount of any distributions received in cash from any entity which is not a Group Member which is attributable to a Group Member as a joint venture partner or shareholder in such entity and (B) deducting the amount of distributions paid in cash by a Group Member (other than the Company) to persons who are not Group Members;

(xii)	before deducting any amount of Tax paid, payable or accruing by any Group Member during that Relevant Period (including any withholding tax);

(xiii)

before deducting any depreciation whatsoever, any impairment or write-down or amortisation whatsoever (including amortisation of goodwill or intangible assets, including amortisation of Transaction Costs) and any costs or provisions relating to management/employee incentive schemes (including any expenses in relation to amounts paid by any Group Member in respect of the purchase of shares (or rights in respect of shares) in the Group Members from directors, officers or employees upon termination of employment);

35	Project Chivalry - Term Sheet

(xiv)

excluding profits or losses on discontinued operations (other than operations which are classified as discontinued by reason of being contracted to be sold but are not yet sold) and the amount of any start-up losses for new entities and any Restructuring Costs;

(xv)	excluding pre-operating costs and expenses (if expensed rather than capitalised under the Accounting Principles);

(xvi)

after adding back any fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management;

(xvii)

after adding back (to the extent otherwise deducted) any loss, or after deducting (to the extent otherwise included) any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting with respect to any interest of any Group Member in a person who is not a Group Member;

(xviii)

after deducting the amount of any profit (to the extent not deducted) or adding back the amount of any loss (to the extent deducted) of any Group Member (for such Relevant Period) which is attributable to any non-controlling interests (that is, any interest of any person that is not a Group Member);

(xix)	before taking into account any gains or losses arising from disposals or write downs of non-current assets or litigation settlements;

(xx)	excluding any gain or loss in connection with the acquisition of any Financial Indebtedness permitted under the Facilities Agreement in each case to the extent otherwise included; and

(xxi)	excluding any exchange rate gains or losses due to retranslation of balance sheet items,

and, if EBITDA is denominated or calculated in a currency other than US$, the exchange rate used in the determination of EBITDA shall be the weighted average exchange rate for that Relevant Period as determined by the Company in accordance with the Accounting Principles.

Exceptional Items means any items of a one-off or non-recurring or extra-ordinary or exceptional nature which represent gains or losses including (but not limited to in terms of scope or of type or nature) those arising on:

(i)

the restructuring of the activities of an entity and costs (including for the avoidance of doubt, all costs and expenses relating to the rationalisation, re-branding, start-up, reduction or elimination of product lines, asset or business, redundancy, relocation (including duplicated rent payment), retraining, severance and termination costs and expenses, compliance costs and expenses, closure, business interruption and make good costs, asset relocation actual and opportunity costs not capitalised, consultants’ and recruitment fees, legal fees, special projects, compensation to departing management and head count reduction, and asset write downs and temporary costs associated with transactional services and costs of new personal or other adjustments for sold businesses and creation or reversal of any related provisions (collectively, Restructuring Costs) and reversals of any provisions for such Restructuring Costs;

(ii)	disposals (including any gain or loss over or against book value arising in favour of or incurred by a Group Member), revaluations or impairment of non-current assets;

36	Project Chivalry - Term Sheet

(iii)	disposals of assets associated with discontinued operations;

(iv)	pre-operating costs and expenses;

(v)	costs associated with headquarters move or any expansion costs;

(vi)

integration costs following the consummation of acquisitions (including, but not limited to, audit costs for the first Financial Year following the Initial Utilisation Date, costs for establishing the customer relationship management system and information system at the Group and recruiting costs for the Group);

(vii)

actual or preparatory costs incurred in connection with any investment, acquisition, disposal, debt or equity financing, litigation, claims, investigations or settlements (and in each case whether or not successful and including, for the avoidance of doubt, any Portfolio Company Liabilities);

(viii)	state aid in the form of a cash grant or subsidy (but not in the form of a loan).

Financial Indebtedness means (without double counting) any indebtedness in respect of:

(i)	moneys borrowed;

(ii)	any moneys raised under or pursuant to any debenture, bond (other than a performance bond or advance payment bond), note or loan stock or other similar debt instrument (excluding Trade Instruments);

(iii)

any amount raised pursuant to any acceptance or documentary credit or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(iv)	receivables sold or discounted (otherwise than on a non-recourse basis) but only to the extent of the recourse to the relevant Group Member;

(v)

the amount of liability under any deferred purchase agreement arranged primarily as a method of raising finance and is either treated as a borrowing under the Accounting Principles or to the extent payable more than 180 days after the period customarily allowed by the relevant supplier (save where payment is deferred because of a dispute with the supplier or because of contractual terms establishing payment schedules linked with contractual performance where the deferred payment does not represent normal trade credit and/or the results of operational testing and excluding earn outs and other contingent consideration arrangements);

(vi)	finance leases, capital leases or hire purchase contracts required to be treated as finance leases under the Accounting Principles (to the extent of that treatment);

(vii)

any counter indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary or any other instrument (excluding any Trade Instrument) issued by a bank or financial institution (each, an instrument) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of paragraphs (i) to (vi) above or (viii) to (ix) below, be treated as being Financial Indebtedness;

(viii)	amounts raised under any other transaction (not contemplated by paragraphs (i) to (vii) inclusive of this definition) which is classified as a borrowing under the Accounting Principles;

37	Project Chivalry - Term Sheet

(ix)

any guarantee, indemnity or other legally binding obligation in respect of financial loss of any person in respect of any indebtedness falling within paragraphs (i) to (viii) inclusive of this definition;

(x)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account); or

(xi)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer thereof) prior to the date falling six months after the Maturity Date,

but excluding all indebtedness for or in respect of pension or post-employment benefit related liabilities, indebtedness under any New Shareholder Injection or any indebtedness owing between Group Members.

Financial Year means the period of 12 months ending on 31 December in each year.

New Equity means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Company or fully paid redeemable shares in the Company with a redemption date at least six Months after the Maturity Date, which are issued to the Parent for cash whether prior to, on or after the Initial Utilisation Date.

New Shareholder Injections means the aggregate amount of New Equity and/or any subordinated debt investment made by the Parent (subordinated on terms of the Intercreditor Agreement or otherwise satisfactory to the Majority Lenders and assigned to the Security Agent by way of security) whether prior to, on or after the Initial Utilisation Date (but if made prior to the Initial Utilisation Date, only to the extent not applied on the Initial Utilisation Date in accordance with the Funds Flow).

Permitted Sponsor Amounts means, at any time, any amounts that the Group may, at that time, pay to one or more of the Sponsors in accordance with the terms of the Facilities Agreement (to the extent not actually paid to the Sponsors and not otherwise utilised for any other purpose under the Facilities Agreement).

Portfolio Company Liability means any liability arising from claims by dissenting shareholders of the Target in connection with the Merger.

Relevant Period means each period of 12 months ending on a Test Date (falling on or before the Maturity Date) starting with the First Test Date.

Retained Net Proceeds means proceeds of disposals of any assets of the Group which are not required to be applied in prepayment of the Term Facilities.

Test Date means the First Test Date and a date falling on 31 December in each year thereafter.

Total Net Debt means, at any time, the aggregate outstanding principal or capital amount of all Borrowings of the Group less the aggregate of (a) amounts of Cash and Cash Equivalent Investment of the Group Members and (without double counting) (b) amounts of cash collateral securing or supporting borrowings at that time.

Trade Instrument means means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member arising in the ordinary course of trading of that Group Member.

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Transaction Costs means any fees and expenses incurred, or any amortisation thereof, in connection with the Transaction, any Portfolio Company Liability or any liabilities arising under the Merger Documents and the Rollover Agreement(s), any acquisition (including the Merger and any Permitted Acquisitions and any join venture permitted under the Facilities Agreement), investment, asset disposal, incurrence or repayment of indebtedness, issuance of shares or other equity interests, refinancing transaction or amendment or modification of any debt instrument, in each case whether or not consummated.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

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Schedule 5

Undertakings

Each Obligor shall (and shall, where indicated, procure its subsidiaries will) comply with the following undertakings, and the Parent shall comply with the undertakings marked with * below, in each case subject to materiality, qualifications, baskets and other customary exceptions to be agreed.

(a)

Authorisations*: Obtain and maintain authorisations required (i) to execute and perform the Finance Documents, (ii) subject to legal reservations and perfection requirements to ensure the Finance Documents are legal, valid, binding and enforceable and (iii) to own property and carry on business, in each case, where failure to do so would have a Material Adverse Effect.

(b)	Compliance with laws: Comply with laws to which it (and each Group Member) is subject where failure to do so would have Material Adverse Effect.

(c)	Taxes: Pay taxes where failure to do so would have a Material Adverse Effect.

(d)

Mergers: Restriction on mergers except as part of Permitted Acquisitions, Permitted Disposals, Permitted Reorganisations or permitted transaction and intra-Group transfers of the Target Group after the Initial Utilisation Date.

(e)	Change of business: No material change to the general business of the Group taken as a whole.

(f)

Acquisitions: Restrictions on acquisitions other than, amongst others, any acquisition by a Group Member (a Permitted Acquisition) where (i) subject to the Clean Up Period, no Event of Default is continuing or would occur as a result of completion of such acquisition (which is determined on the date of any Group Member’s entry into a legally binding commitment to make such acquisition), (ii) promptly after the Group Member’s entry into a legally binding commitment to make such acquisition, the Company certifies that after giving pro forma effect to such acquisition and any indebtedness to be incurred to finance such acquisition, the Group is in compliance with the Net Leverage Ratio required for the most recent Relevant Period (or at any time prior to the First Test Date, the maximum leverage permitted as at the First Test Date), (iii) the principal business of the acquired entity falls within the general nature of the business of the Group or the acquired entity is in a line of business that is similar, complementary, compatible or related to the Group’s core business or any business that is reasonably related, synergistic, incidental or ancillary thereto; (iv) any debt incurred to finance such acquisition is permitted financial indebtedness under the Facilities Agreement; and (v) the portion of acquisition consideration which is funded from New IDC Project Cash is a Permitted Growth Capital Expenditure.

(g)

Capital Expenditure: Restriction on Growth Capital Expenditure by Group Members using New IDC Project Cash. Permitted exceptions to include (but not limited to) (Permitted Growth Capital Expenditure) any Growth Capital Expenditure of the Group Members where:

(i)

if the Net Leverage Ratio is greater than 2.0:1 but less than or equal to 3.0:1 (in each case calculated on a pro forma basis taking into account the proposed Growth Capital Expenditure and Debt Service Cash as if prepayment has been made), an amount equal to 1.5 times of the amount of such Growth Capital Expenditure funded from New IDC Project Cash shall be paid into an account opened in the name of a Group Member which is subject to (in the case of any accounts opened by a Group Member incorporated outside the PRC) Transaction Security or (in the case of any accounts opened by a Group Member incorporated in the PRC) account control arrangements on terms satisfactory to the Agent; and

(ii)

if the Net Leverage Ratio is less than or equal to 2.0:1 (calculated on a pro forma basis taking into account the proposed Growth Capital Expenditure and Debt Service Cash as if prepayment has been made), an amount equal to 66 2/3% of the amount of such Growth Capital Expenditure funded from the New IDC Project Cash shall be paid to any account opened in the name of a Group Member

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which is subject to (in the case of any accounts opened by a Group Member incorporated outside the PRC) Transaction Security or (in the case of any accounts opened by a Group Member incorporated in the PRC) account control arrangements on terms satisfactory to the Agent (such amount referred to in sub-paragraphs (i) and (ii) collectively the Debt Service Cash and any account referred to in sub-paragraphs (i) and (ii) being a Capex Account), provided that any Debt Service Cash shall not be applied for any purposes other than towards debt service under the Term Facilities (including payment of accrued interest and any repayment instalment which has become due and payable), and no Debt Service Cash shall be permitted to be withdrawn from any Capex Account for purposes other than remittance to the Interest Reserve Account and/or payment of any amount which is due and payable under any of the Term Facilities. The Company shall use commercially reasonable efforts to remit any Debt Service Cash which is held in an onshore Capex Account to the Interest Reserve Account (or any other account which is held with any offshore Group Member and subject to Transaction Security).

For the avoidance of doubt, if the Net Leverage Ratio is higher than 3.0:1 (calculated on a pro forma basis taking into account the proposed Growth Capital Expenditure and Debt Service Cash as if prepayment has been made), the Company shall not apply any New IDC Project Cash generated after that date towards any Growth Capital Expenditure.

New IDC Project Cash means the operating cash flow of the Group generated from the Closing Date after taking into account the aggregate principal repayment amount, interest and fees of all the IDC Project Debt scheduled to be prepaid or repaid in that Financial Year and any amount to be applied towards the Maintenance Capital Expenditure purposes.

Growth Capital Expenditure means any Capital Expenditure incurred or to be incurred by a Group Member for purposes which are similar, complementary, compatible or related to the Group’s core business other than any Maintenance Capital Expenditure.

Maintenance Capital Expenditure means any Capital Expenditure incurred or to be incurred by a Group Member in respect of any IDC Project which is in operation.

No restriction on Maintenance Capital Expenditure or any Growth Capital Expenditure funded from any Completion Opening Cash, New Shareholder Injections, Retained Net Proceeds, Allocated Reinvestment Amounts or amounts which are funded from any Permitted Financial Indebtedness incurred by any Group Member for the purposes of funding Capital Expenditure or a Permitted Acquisition.

(h)	Joint Ventures: Restrictions on joint ventures. Permitted joint ventures to include any joint venture where:

(i)

a Group Member is already a member of or party to the Joint Venture prior to the Initial Utilisation Date provided that subject to paragraph (iii) below, any further investment in such Joint Venture after the Initial Utilisation Date is contractually committed by the Group as at the Initial Utilisation Date and to the extent disclosed to the Arrangers on or prior to the Initial Utilisation Date;

(ii)

such investment in any Joint Venture was made by any person which becomes a Group Member in accordance with the terms of the Facilities Agreement, after the Initial Utilisation Date and subject to paragraph (iii) below, any further investment is committed on or prior to the date on which such person becomes a Group Member and to the extent such commitment is documented in writing; or

(iii)

the principal business of such Joint Venture falls within the general nature of the business of the Group or the target entity is in a line of business that is similar, complementary, compatible or related to the Group’s core business or any business that is reasonably related, synergistic, incidental or ancillary thereto and, after giving pro forma effect to:

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(A)	amounts or any increase in amounts subscribed for shares in or invested in (net of all redemptions) or lent to (net of any repayment) all such Joint Ventures by any Group Member;

(B)	the contingent liabilities of any Group Member under any guarantee given in respect of the liabilities of any such Joint Venture; and

(C)

the market value of any assets transferred by any Group Member to any such Joint Venture (not being sales or purchases for cash made between a Group Member and any such Joint Venture in the ordinary course of trade and on arm’s lengths terms),

(the Joint Venture Investment), the Group is in compliance with the Net Leverage Ratio for the most recent Relevant Period (or at any time prior to the First Test Date, the maximum leverage permitted as at the First Test Date), provided that the portion of Joint Venture Investment which is funded from New IDC Project Cash is a Permitted Growth Capital Expenditure and subject to the Clean Up Period, no Event of Default is continuing or would occur as a result of completion of such Joint Venture Investment (which is determined on the date of any Group Member’s entry into a legally binding commitment to make such Joint Venture Investment).

For the purpose of this paragraph, Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

(i)	Preservation of assets: Shall maintain in good working order all assets necessary for conduct of business, where failure to do so would have a Material Adverse Effect;

(j)	Pari passu*: Pari passu ranking, except for obligations mandatorily preferred by law.

(k)

Negative pledge*: Restriction on granting of security by any Group Member and Restriction on granting of security over assets subject to Transaction Security by the Parent. Permitted exceptions to include (but not limited to):

(i)	security in respect of Permitted Financial Indebtedness;

(ii)	general security basket where the aggregate outstanding principal amount of secured liabilities do not exceed an amount to be agreed at the time of incurrence; and

(iii)	security in connection with permitted finance leases and sale and leasebacks, over the asset subject to such arrangement (parameters to be agreed in the Facilities Agreement).

(l)

Disposals*: No restriction on disposal of assets which are not Core Assets. Disposal of Core Assets are permitted subject to the “Disposal of assets” mandatory prepayment requirements are complied with. Customary restrictions on value transfer from Obligors to Non-Obligors to be agreed. Notwithstanding the foregoing, the following disposals are expressly permitted in the Facilities Agreement (each, a Permitted Disposal):

(i)

disposals of Cash and Cash Equivalents Investment and disposals in the ordinary course of day to day business, disposals between Group Members or disposals of assets no longer required for the operation of the business, exchanges of assets for comparable or superior type, value or quality (provided that the assets become subject to Transaction Security following exchange (if subject to Transaction Security prior to exchange));

(ii)

finance leases, hire purchase or similar transactions and any sale and leasebacks, any sale, factoring or discounting or securitisation of receivables, in each case to the extent that any Financial Indebtedness arising thereby (if any) is permitted;

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(iii)

any disposals of assets (which are not Core Assets) on normal commercial terms where the proceeds are reinvested in the business of the Group, to fund purchase of other assets used in the business of the Group, to finance or refinance permitted acquisitions, permitted joint ventures, capital expenditure or any other working capital or general corporate purposes, in each case within 12 months of receipt (or within 18 months, if a Group Member enters into a binding commitment (or formulates a reinvestment plan) or the board of the relevant Group Member designates to so reinvest within 12 months) or are applied in prepayment of the Term Facilities against such prepayment installments as the Company determines in its sole discretion) in accordance with the Intercreditor Agreement, as applicable;

(iv)

the sale, factoring or discounting of receivables (or of any contracts, guarantees or other obligations in respect of such receivables and other related assets customarily transferred in connection with such sale, factoring or discounting of receivables) on arm’s length terms (provided that it is permitted receivables financing if on recourse terms);

(v)	disposals of any asset (which are not Core Assets) to a joint venture permitted under the Facilities Agreement; and

(vi)

any disposal to another Group Member which constitutes or in part of or is made under or pursuant to a reorganisation of Group Members on a solvent basis or contemplated under the Structure Memorandum or for the purposes of debt push-down, or to effect a Permitted IPO provided that (x) guarantees and Transaction Security of substantially the same in scope as those in place over such assets prior to that reorganisation are granted to the Finance Parties promptly after the completion of such reorganisation and (y) no Event of Default is continuing at the commencement of that reorganisation (Permitted Reorganisation).

(m)

Arm’s length basis: Restrictions on material transactions with the Investor or any holding company of the Company except on arm’s length terms or better (from the perspective of the Group) subject to exceptions to be agreed.

(n)

Loans, credit or guarantees: Restrictions on loans, credits or guarantees to be made by any Obligor or any Group Member, subject to exceptions to be agreed (including any loan or guarantee made to a joint venture permitted under paragraph (h) above).

(o)

Dividends and other restricted payments: Restriction on payment of dividends or other distributions in respect of its share capital, payments in respect of subordinated shareholder debt and redemptions of share capital by the Company. Permitted exceptions to include (but not limited to) (each, a Permitted Distribution):

(i)

payment of a management fee per annum plus any indirect tax thereon (if applicable) plus reasonable expenses in any Financial Year by the Company to the Investors and/or any of Investor Affiliates, subject to an annual fee cap to be agreed;

(ii)	payment by the Group Members (other than the Company) to the Company for the purpose of debt service of the Group (including any prepayment or repayment thereof) at any time;

(iii)

(other than payment to nominal shareholders of any Controlled Entity) payment by a Group Member (other than the Company) in favor of the holder(s) of shares or equity interests in such Group Member pro rata according to the applicable holding of shares or equity interest in such first-mentioned Group Member held by such holder(s) and any payment made by a Group Member (other than the Company) to another Group Member in accordance with the Controlled Entity Documents;

(iv)

(A) customary holding company taxes, expenses and corporate existence costs, loans to directors and MEP-related payments, non-executive director fees, (B) payment of annual sponsor advisory or consulting fees and expenses and (C) any other restricted payments; provided that the aggregate amount of distributions made pursuant to this paragraph (iv) shall not exceed an annual amount to be agreed (provided that any amount which is not paid in any Financial Year may be carried over into (and paid during) subsequent Financial Years);

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(v)	bona fide M&A and transaction advisory fees in relation to any debt raising or M&A activity, subject to an annual fee cap to be agreed;

(vi)

without limitation to (i), (iv) and (v) above, any dividends and other upstream payments by a Group Member funded from Retained Net Proceeds in respect of any Core Assets, provided that the Net Leverage Ratio as at the time of declaration of such dividends and other upstream payments is less than or equal to 4.0:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment, the then current amount of Total Net Debt after any prepayment using proceeds of such disposal and deducting the EBITDA attributable to the disposed Core Assets (or any part thereof) (for the whole most recent Relevant Period) for the calculation);

(vii)	without limitation to (i), (iv), (v) and (vi) above, dividends and other upstream payments by the Company at any time if:

(a)	no Event of Default is continuing or would result from such payment; and

(b)	the Net Leverage Ratio:

(1)

is less than or equal to 2.0:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment and any Financial Indebtedness incurred or to be incurred to finance such proposed dividend or upstream payment); or

(2)

is greater than 2.0:1 but less than or equal to 3.0:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment and any Financial Indebtedness incurred or to be incurred to finance such proposed dividend or upstream payment) provided that an amount not less than such dividends or upstream payment is, on the date on which such dividends or upstream payments are paid, applied in prepayment of the Term Facilities against such prepayment instalments as the Company determines in its sole discretion.

For the avoidance of doubt, if the Net Leverage Ratio is greater than 3.0:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment and any Financial Indebtedness incurred or to be incurred to finance such proposed dividend or upstream payment), no such dividends or upstream payments under this (vii) are permitted.

The Company shall use its commercially reasonably endeavor to ensure that its subsidiaries will upstream sufficient dividends to enable it to pay debt service of the Group, including both principal and interest payment, in each case within the timelines required by the applicable terms of this term sheet.

(p)	Financial Indebtedness: Restriction on the incurrence of Financial Indebtedness. Permitted exceptions to include (but not limited to) (each, a Permitted Financial Indebtedness):

(i)

indebtedness of any person acquired by the Group (or indebtedness attaching to the assets of such person) pursuant to a Permitted Acquisition (whether secured or unsecured, guaranteed or unguaranteed) subject to compliance of the financial covenant then required as of the last day of the most recently ended Relevant Period (pro forma for such incurrence), which is in existence at the time of acquisition and not incurred or increased in contemplation of the acquisition;

(ii)	a general indebtedness basket where the aggregate outstanding principal amount does not exceed an amount to be agreed pursuant to the Documentation Principles;

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(iii)	any IDC Project Debt, Permitted Additional Debt or Refinancing Indebtedness;

(iv)

(A) indebtedness between Group Members, and (B) indebtedness of any person acquired by the Group (in existence at the time of acquisition and not incurred or increased in contemplation of the acquisition but discharged within 4 months unless otherwise permitted to remain outstanding), (C) group cash pooling and daylight exposures under ordinary course banking and treasury activities, (D) indebtedness covered by a letter of credit (or a bank guarantee) issued in respect of the obligations of any Group Member arising in the ordinary course of trading of that Group Member; (E) vendor financing and (F) deferred consideration in connection with any Permitted Acquisition (earn-outs or similar arrangements and deposits held on behalf of clients shall not be considered indebtedness); and

(v)

any existing external indebtedness of the Target Group as at the Closing Date (as notified to the Agent on or before the Signing Date) and any refinancing thereof, provided that the principal amount of the refinancing shall not exceed that of the existing external indebtedness of the Target Group as at the Closing Date.

Any permitted financial indebtedness in connection with loans made by a Group Member to another Group Member over a threshold to be agreed and any shareholder debt shall be subordinated to the Term Facilities pursuant to the terms of the Intercreditor Agreement or at terms otherwise satisfactory to the Agent.

Any permitted financial indebtedness in connection with a Permitted Acquisition may be on a certain funds basis, and the applicable requirements shall be tested (and may be deemed satisfied) as at the time of the agreement to acquire the relevant target.

(q)	Share Issuance: Restriction on share issuance subject to customary exceptions pursuant to the Documentation Principles.

(r)	Insurances: The Company shall ensure the Group maintains insurance cover customary for similar businesses, where failure to do so would have a Material Adverse Effect.

(s)	Further assurances*: Further assurances on security and guarantee to be provided by an Obligor in a Security Jurisdiction, subject to Agreed Security Principles.

(t)	Holding companies*

(u)	Share capital

(v)	Treasury transactions

(w)	Sanctions/AML/Anti-corruption*

(x)	Pensions

(y)	Intellectual Property

(z)	Environmental Compliance

(aa)	Accounts: Accounts arrangement to be agreed in good faith on commercially reasonable effort basis.

(bb)	Merger Documents:

(i)

The Company shall not amend, vary, novate, supplement, supersede, waive or terminate any term of any Merger Document to which it is a party in a manner that would be materially prejudicial to the interest of the Lenders (taken as a whole) under the Finance Documents other than with the consent of the Arrangers.

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(ii)

The Company shall (and shall procure that each relevant Group Member will), to the extent that it considers it to be in its commercial interests to do so, take (in its reasonable opinion) all steps to preserve and enforce its rights (or the rights of any other Group Member) and pursue any material claims and remedies arising under any Merger Document to which it is a party (if any are available).

(iii)

The Company shall promptly pay all amounts payable under the Merger Documents to which it is a party as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Member and where adequate reserves are set aside for any such payment).

(cc)	Controlled Entities Documents

(i)

The Company shall not (and shall procure that no Group Member will) amend, vary, novate, supplement, supersede, waive or terminate any term of any Controlled Entities Document in each case to which it is a party in a manner that would (A) affect the ability to consolidate the financial condition and results of operation of the Controlled Entities into the consolidated financial statements of the Group in accordance with the Accounting Principles; (B) have a substantial adverse impact on the Company’s or any other Group Member’s powers to exercise effective control (and direct the affairs) of the Controlled Entities; or (C) otherwise be materially prejudicial to the interest of the Lenders (taken as a whole) under the Finance Documents (items (A) to (C) above individually or together being the Adverse Controlled Entity Impact).

(ii)

The Company shall (and shall procure that each Group Member will) perform and comply with its material obligations under each Controlled Entities Document in each case to which it is a party in a manner consistent with its obligations under the Finance Documents, where failure to do so would have a Material Adverse Effect.

(iii)

The Company shall (and shall procure that each Group Member will) (so far as this is within its control and to the extent legally and practically permissible) take all commercially reasonable steps to enforce its rights and pursue any material claims and remedies it has under or in connection with each Controlled Entities Document in each case to which it is a party, where failure to do so would have a Material Adverse Effect.

(iv)	No Controlled Entities Structure may be terminated (without replacement) without the prior consent of the Super Majority Lenders.

Controlled Entities Documents mean any arrangement, instrument or agreement constituting a Controlled Entities Structure.

Controlled Entities Structure means any arrangement, for the purposes of the consolidated financial statements of the Company, where an entity (that is established in the PRC and in respect of which the Company does not, directly or indirectly, hold or own a majority of its equity interests) (each a Controlled Entity) and/or any or all of its shareholder(s) enter into contractual arrangements with any Group Member which enables the Company to exercise effective control over and consolidate the financial condition and results of operation of such Controlled Entity in accordance with GAAP.

(dd)

Interest Reserve Account: Notwithstanding anything to the contrary in the “Interest reserve” section above, no Default or Event of Default shall occur if there is a shortfall in the Interest Reserve Amount as a result of a fluctuation in the applicable base rate, provided that the Company shall top up any shortfall in the Interest Reserve Amount within 20 Business Days of such shortfall.

(ee)

Revenue Collection Account: Subject to permissibility of applicable laws and regulations, the Company shall use its commercially reasonable endeavours to procure that each Material Subsidiary incorporated in the PRC to: (i) open and maintain one or more revenue collection accounts (each a Revenue Collection Account) with the Account Banks (as selected by the Company at its sole discretion) within 180 days of the Closing Date; and (ii) use its commercially reasonable endeavours to cause at least 60% of the onshore operating

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revenue which is not subject to any legal, regulatory or contractual restriction or account security in respect of the applicable IDC Project Debt to be deposited into its Revenue Collection Accounts to be verified annually on a date as selected by the Company, subject to the following conditions: (A) the relevant Account Bank (or its Affiliate) co-operating with each of the Company and each of the Group Members in opening such Revenue Collection Account; and (B) the terms relating to the fees, costs, commissions and expenses charged by the relevant Account Bank (or its Affiliate), and the level of services provided by the relevant Account Bank (or its Affiliate) in relation to the opening and maintenance of such Revenue Collection Accounts being market standard (or better) terms; and (C) the opening and maintenance of such Revenue Collection Accounts would not interfere with the business operation of the Company or any such Material Subsidiary in any respect.

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Schedule 6

Events of Default

Each of the following is an Event of Default. Subject to materiality, qualifications, thresholds and other customary exceptions to be agreed.

(a)

Non-payment: Failure to pay, subject to (i) (in the case of non-payment of principal or interest) three Business Days’ grace period if such failure to pay is caused by administrative or technical error or any error or delay on the part of a Finance Party or Account Bank, and (ii) (in the case of any other non-payment) seven Business Days’ grace period.

(b)	Financial Covenant: Breach of financial covenant subject to equity cure.

(c)	Other breach: Breach of other undertakings, subject to 30 Business Days’ remedy period.

(d)	Misrepresentation: Representations materially incorrect, subject to 30 Business Days’ remedy period.

(e)

Cross-default: Cross-default and/or cross-acceleration in respect of third-party Financial Indebtedness of any Obligor or a Material Subsidiary (other than for Financial Indebtedness supported by a standby letter of credit or similar), subject to a de minimis amount to be agreed pursuant to the Documentation Principles.

(f)

Insolvency: Insolvency or moratorium or by reason of financial difficulties commencing negotiations with one or more of its creditors (other than any Finance Party) with a view to any general debt rescheduling of any Obligor or a Material Subsidiary, or any Obligor or a Material Subsidiary is unable to pay its debts as they fall due (other than solely as result of balance sheet liabilities exceeding assets), or any Obligor or a Material Subsidiary suspends or threatens to suspend making payments on its debts.

(g)

Insolvency proceedings: Insolvency-related formal corporate action or formal legal proceedings relating to any Obligor or a Material Subsidiary, subject to 30 Business Days’ period for staying or discharging if contesting in good faith or frivolous or vexatious claims.

(h)

Creditors process: Attachment, sequestration, execution or similar possession, subject to a threshold in line with cross-default threshold, over all of the assets of any Obligor or a Material Subsidiary subject to 30 Business Days’ period for staying or discharging or frivolous or vexatious claims.

(i)

Invalidity, unlawfulness, repudiation: Subject to legal reservations and perfection requirements, it becomes unlawful for an Obligor or any other Group Member which is a party to a Finance Document to perform its obligations under Finance Documents, or any of its material obligations cease to be legal, valid and enforceable, or an Obligor or any other Group Member which is a party to a Finance Document rescinds or repudiates (or purports to) any Finance Document, in each case after the date of execution and to an extent which is materially adverse to the interests of the Lenders taken as a whole under the Finance Documents, subject to 30 Business Days’ remedy period.

(j)

Cessation of business: Any Obligor or Material Subsidiary suspends or ceases to carry on its core business (other than as a result of a transaction permitted under the Facilities Agreement) and such suspension or cessation has a Material Adverse Effect.

(k)

Expropriation: All or substantial part of the assets of any Obligor or Material Subsidiary are subject to any seizure, nationalisation or restriction by or on behalf of any governmental, regulatory or other public authority and such event has a Material Adverse Effect.

(l)

Litigation: Any litigation, arbitration, or other proceedings or disputes by any governmental agency are commenced against any Obligor or Material Subsidiary or its assets which in any such case has a Material Adverse Effect (other than any Portfolio Company Liability).

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(m)	Material Adverse Change: Any other event or circumstance occurs which has a Material Adverse Effect.

(n)

Intercreditor Agreement: Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the material provisions of the Intercreditor Agreement, where the interests of the Lenders are materially prejudiced by such failure, subject to 30 Business Days’ remedy period if such failure to comply is capable of remedy.

(o)

Audit qualification: The auditors of the Group qualify the Annual Financial Statements on the grounds that (i) the information supplied to the auditors was unreliable or inadequate or (ii) they are unable to prepare the financial statements on a going concern basis, and, in either case, such qualification is materially adverse to the interests of the Finance Parties under the Finance Documents (but excluding any qualification by reference to any possible future compliance with or breach of any Finance Documents) provided that an Event of Default will not occur under this paragraph (o) if: (A) the auditors state that such qualification is of a minor or technical nature; (B) the qualification relates to the non-adoption of acquisition accounting in respect of any Annual Financial Statements or is otherwise in terms or as to issues which, in each case, could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or (C) where the circumstances giving rise to such qualification are capable of remedy and are remedied within 30 Business Days of the date of notification of the qualification by the auditors to any Group Member.

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